Exhibit 4.20

MANAGED SERVICES AGREEMENT WITH RESALE TERMS

VISA CONTRACT NUMBER: CW2360589

This Managed Services Agreement with Resale Terms (this "**Agreement**") is effective as of the Effective Date and is entered into by and between Visa and Supplier (each as set forth below). Capitalised terms not otherwise defined in this Agreement are defined in Schedule 1 (*Definitions*).

"Visa"	Visa Europe Limited a company incorporated and registered in England and Wales (company number 05139966) which has its registered office at 1 Sheldon Square, London W2 6TT
Visa's Notice Address	Office of the General Counsel Visa Europe Limited 1 Sheldon Square W2 6TT London, with a courtesy copy emailed to LegalNotice@visa.com.
"Supplier"	PlanA.Earth GmbH, a company incorporated and registered in Germany (company number HRB 186096 B and VAT number DE313983752) which has its registered office at Schlesische Straße 26, 10997 Berlin, Germany.
Supplier's Notice Address	Contact for legal notice: FAO: Lubomila Jordanova, Jan-Jaap Verhoeve Schlesische Straße 26 10997, Berlin, Germany With a courtesy copy to: FAO: Sandra Kovacheva legal@plana.earth
"Effective Date"	24th October 2023
"Expiration Date"	Effective Date, plus five (5) calendar years.

GENERAL TERMS OF AGREEMENT

1. **Incorporated Documents**. The following are hereby incorporated by reference into this Agreement:
   1.1 these General Terms of Agreement;
   1.2 Schedule 1 (*Definitions*);
   1.3 Schedule 2 (*Order Form*);
   1.4 Schedule 3 (*Service Description, Service Levels and Rules of Engagement*);
   1.5 Schedule 4 (*Professional Services Requirements*);
   1.6 Schedule 5 (*Visa Standard Privacy Terms*);
   1.7 Schedule 6 (*Visa Standard Security Terms*);
   1.8 Schedule 7 (*Disaster Recovery and Business Continuity Requirements*);
   1.9 Schedule 8 (*Insurance Requirements*);
   1.10 Schedule 9 (*TUPE Provisions*);
   1.11 Schedule 10 (*Background Checks*);
   1.12 Schedule 11 (*Visa Client Requirements*);
   1.13 Schedule 12 (*ESG Commitment*);
   1.14 Schedule 13 (*Pricing Principles*); and
   1.15 any Order entered into under this Agreement.

2. **Services**.
   2.1 **Provision of Services**. Supplier shall provide to Visa, any applicable Visa Affiliate, and its Visa Direct Authorised Users the Visa Direct Managed Services and other Services in accordance with this Agreement, including all Schedules hereto. Additionally, Supplier shall provide the Resale Managed Services and other Services to Visa Clients and the Resale Service Authorised Users in accordance with this Agreement, including all Schedules hereto. Supplier shall provide all resources necessary for the provision of the Services.

   2.2 **Orders**. Visa, or any applicable Visa Affiliate, may purchase Services from Supplier by issuing orders ("**Orders**") substantially in the form of Schedule 2 (*Order Form*). Notwithstanding their form, Orders will be governed by this Agreement and will be effective only if mutually signed by the parties. Each mutually signed Order accepted by Supplier is deemed to be incorporated into this Agreement and shall incorporate these General Terms of Agreement.

   2.3 **Procurement by Visa Affiliates**. Visa may procure Services and Deliverables under this Agreement for its own account or on behalf of one or more Visa Affiliates, Visa Clients, and Authorised Users. In addition, any Visa Affiliate may procure Services and Deliverables directly under this Agreement pursuant to an Order or other similar document entered into by Supplier and such Visa Affiliate. Such Visa Affiliate will have all rights and obligations under such Order or other similar document; Supplier will look solely to and be responsible to such Visa Affiliate in connection with the performance of Services and provision of Deliverables pursuant to such Order or other similar document, and Visa will have no liability in connection therewith.

   2.4 **Service Description, Service Levels and Rules of Engagement**. Supplier shall provide, as set out in an applicable Order, the Services as set forth in and in accordance with Schedule 3 (*Service Description, Service Levels and Rules of Engagement*). Supplier shall at all times comply with Part 3 (*Rules of Engagement*) of Schedule 3 (*Service Description, Service Levels and Rules of Engagement*).

   2.5 **Professional Services**. If Supplier is to provide any Professional Services under this Agreement or any Order, the terms of Schedule 4 (*Professional Services Requirements*) will apply and Supplier shall comply with such terms.

   2.6 **Subcontractors and Personnel.**
      (A) **Subcontractors**. Without limiting its obligations under Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*), Supplier must not subcontract or otherwise delegate its obligations under this Agreement (including the provision of Services or Deliverables) without Visa's prior written consent (which may occur by including the identities of the Subcontractor(s) or delegate(s) in the Order, including Section 2 (*Managed* Services) of an Order, Section 3 (*Professional Services*) of an Order, or both). Even if not approved by Visa, Supplier is responsible for all of its Personnel, and Supplier shall be liable to Visa for all of its Personnel's acts or omissions relating to this Agreement. Supplier shall enter into written agreements with all of its Personnel with terms that are no less protective of Visa's, Visa's Affiliates', Visa Clients', and

Authorised Users' rights than this Agreement, and Supplier shall regularly monitor all of its Personnel's compliance with such agreements. Notwithstanding any other provisions to the contrary set forth in this Agreement, Visa will have the right to disclose to Visa Clients any Subcontractor relationships of Supplier without obtaining the prior approval of Supplier.

(B) **Personnel**. If Visa, its Affiliates, or any Visa Client raises any concerns regarding any of Supplier's Personnel, upon Visa's reasonable request, and after proper consultation between the parties, Supplier shall promptly address any such concerns. If, in Visa's or its Affiliates' sole discretion, Visa's concerns have not been adequately addressed, Supplier shall remove from the provision of Services to Visa and replace any applicable Supplier Personnel as quickly as possible (for the avoidance of doubt, "remove and replace" shall not mean that Visa shall be entitled to dismiss Supplier's employees). Supplier shall ensure that all Supplier Personnel comply with all applicable personnel, facility, safety and security policies, rules and regulations and other instructions when performing work onsite at a Visa, Visa Affiliate or Visa Client facility. Supplier is solely responsible for appropriate monitoring and oversight of all Supplier Personnel providing Services.

2.7 **Visa Direct Authorised Users.**

(A) **Authorised Users**. Supplier shall make the Services available to those Visa Direct Authorised Users selected by Visa or its Affiliates. Visa or its Affiliates (as applicable) will only be responsible for use of the Visa Direct Services and compliance with this Agreement by their respective Visa Direct Authorised Users.

(B) **Passwords for Visa Direct Authorised Users**. Visa will take reasonable measures to inform each Visa Direct Authorised User to maintain a secure password for use of the Visa Direct Managed Services and keep such password confidential.

2.8 **Resale Service Authorised Users.**

(A) **Authorised Users**. Supplier will make the Services available to Resale Service Authorised Users as described in the Order.

(B) **Disclaimer of Liability.** Regardless of whether the claim giving rise to such damages is based upon breach of warranty, breach of contract, negligence, tort, or other theory of liability, and even if a party has been advised of the possibility of such damages, the parties agree that Visa and its Affiliates will have no liability to Supplier, Supplier's Affiliates, or any other individual or entity (including, without limitation, for any direct, indirect, exemplary, incidental, special, or punitive damages) under this Agreement for the actions or conduct of any Visa Client or any Resale Service Authorised User.

(C) **Non-Assert.** In addition to the disclaimer of liability set forth in Section 2.8(B) (*Resale Service Authorised Users*) above, Supplier agrees that it shall not assert, and Supplier shall cause its Affiliates to not assert, against Visa or its Affiliates any allegations related to the actions or conduct of any Resale Service Authorised User.

3. Intellectual Property.

3.1 **Licences.**

(A) **Supplier Licence Grant for Visa Direct Managed Services**. Subject to the terms of this Agreement, Supplier grants to Visa, Visa's Affiliates, and the Visa Direct Authorised Users a non-exclusive, royalty-free, worldwide, irrevocable (except if terminated in accordance with this Agreement) right and licence during the applicable Order Term, to:

(I) access, use and operate the Visa Direct Managed Services internally; and

(II) access, use, display and perform (whether publicly or otherwise), reproduce, and distribute the Supplier Materials which are necessary for the operation and use of the Visa Direct Managed Services, subject to the Visa Direct Usage Conditions.

(B) **Visa Direct Usage Restrictions.** In respect of the licence granted at 3.1(A) above only, Visa, Visa's Affiliates, and the Visa Direct Authorised Users (as applicable) shall:

(I) be entitled to reproduce the Visa Direct Managed Services including the Supplier Materials and Supplier Marks in reports and other external communications and disclose same to third parties in order to demonstrate Visa's efforts in relation to its carbon emissions reduction and management, and ESG performance, subject to the provisions of this Agreement;

(II) not copy, modify, disassemble, decompile or otherwise reverse engineer the Visa Direct Managed Services;

(III) not use any Visa Direct Managed Services in violation of Applicable Law and not remove or otherwise interfere with any confidentiality, trademark or copyright notice of Supplier;

(IV) except as is incidental in the exercise of rights conferred under Clause 3.1(B)(I) not publicly disseminate, or share with any third party (except Visa Direct Authorised Users), any Supplier Background IP and Supplier Retained IP, without the prior written agreement of Supplier on each disclosure;

(V) not share Supplier-provided passwords with any unauthorised persons, and promptly notify Supplier if any Visa, Visa's Affiliates, and the Visa Direct Authorised Users are no longer authorised to use the Visa Direct Managed Services,

(the provisions of Clause 3.1(B)(II) to 3.1(B)(V) (inclusive) being the **"Visa Direct Usage Conditions"**).

(C) **Supplier Licence Grant for Resale Services.** Subject to the terms of this Agreement, Supplier grants to Visa and Visa's Affiliates a non-exclusive, royalty-free, worldwide, irrevocable (except if terminated in accordance with this Agreement), right and license during the Term or, if later, until the expiry or termination of all applicable Client Contracts, to:

(I) sell and offer to sell the Resale Managed Services to Visa Clients and the Resale Service Authorised Users of such Visa Clients;

(II) access, use, and run the Resale Managed Services; and

(III) access, use, disclose, import, display and perform (whether publicly or otherwise), reproduce, distribute, and create derivative works of the Supplier Materials and Deliverables which are necessary for the operation and/or use of the Resale Managed Services or are produced therefrom;

(IV) grant sub-licences to Visa Clients and the Resale Service Authorised Users the rights described in sub-clauses 3.1(C)(II) and 3.1(C)(III), including a right for Visa Clients to further sub-licence such rights to its Resale Service Authorised Users, such sub-licences shall be subject to Clause 3.8 (*Resale Service Usage Conditions*) below.

(D) **Licence Grant for Distribution.**

(I) **Supplier Licence Grant for Distribution.** Supplier grants to Visa and Visa's Affiliates a non-exclusive, royalty-free, worldwide, irrevocable (except if terminated in accordance with this Agreement), and sublicensable (but only sublicensable to Visa Clients) right and license to use and reproduce Supplier Marks and any Supplier Materials in connection with advertising, promoting, marketing, and distributing the Services and Deliverables. Visa's use of Supplier Marks shall be in accordance with Plan A Brand Guidelines. Additionally, Visa, Visa's Affiliates, and Visa Clients may disclose the existence and broad details (excluding information of a commercially sensitive nature) of this Agreement to advertise, promote, market, distribute, or otherwise provide or obtain the Services and Deliverables.

(II) **Visa Licence Grant for Distribution.** Visa grants to Supplier a limited, non-exclusive, non-sublicensable, non-transferable, royalty-free license to use and display the Visa Marks in the European Territories solely as provided to Supplier for the purposes agreed in writing in each instance. Any use of the Visa Marks is subject to Visa's prior approval, which may be revoked at any time on reasonable notice. Supplier acknowledges and undertakes that its use of the Visa Marks is subject to and in accordance with the Visa Brand Guidelines. Supplier agrees to send to Visa for approval, all promotional materials showing the Visa Marks (as defined in the applicable Order), and not use or issue as final any such materials unless Visa's written approval has been obtained.

(E) **Visa License Grant**. Visa grants to Supplier a non-exclusive, non-sublicensable (except to Subcontractors and Affiliates, in both instances for Supplier's direct benefit only), royalty-free right and license in the European Territories under Visa's Intellectual Property Rights in Visa Input and

Visa Output to use such Visa Input and Visa Output during the applicable Order Term solely to perform the Services for Visa under the applicable Order.

3.2 **Ownership**. Subject to Section 3.3 (*Visa Output and Deliverables*) and the licenses expressly granted in this Agreement:

(A) **Visa Reservation of Rights**. Visa reserves all of its right, title, and interest in and to Visa's Background IP and Visa Input; and

(B) **Supplier Reservation of Rights**. Supplier reserves all of its right, title, and interest in and to the Supplier Background IP and Supplier Retained IP (but in all events excluding Visa Data).

3.3 **Visa Output and Deliverables**.

(A) **Assignment**. Supplier hereby assigns and agrees to assign to Visa all Intellectual Property Rights and other right, title and interest in and to the Visa Output and the Deliverables (excluding any Supplier Background IP and any Supplier Retained IP incorporated in such Visa Output or Deliverables). During and after the Term, Supplier will assist Visa in every reasonable way to secure, maintain and defend for Visa's benefit all such assigned Intellectual Property Rights and other rights, title, and interest.

(B) **License**. To the extent that (A) any Intellectual Property Rights or other rights in or to the Visa Output or the Deliverables (excluding any Supplier Background IP and any Supplier Retained IP incorporated in such Visa Output or Deliverables) are not assignable, or (B) Supplier retains any right, title or interest in and to any Visa Output or any Deliverables (excluding any Supplier Background IP and any Supplier Retained IP incorporated in such Visa Output or Deliverables), Supplier (i) unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against Visa with respect to such rights; (ii) agrees, at Visa's request and expense, to consent to and join in any action to enforce such rights; and (iii) hereby grants to Visa a perpetual, irrevocable, fully paid-up, royalty-free, transferable, sublicensable (through multiple levels of sublicensees), exclusive, worldwide unrestricted right and licence to the Visa Output or Deliverables (excluding any of Supplier's Background IP and any Supplier Retained IP incorporated in such Visa Output or Deliverables) for any purpose and in any form or media (now known or later developed).

(C) **Incorporated Supplier Retained IP and Supplier Background IP**. To the extent any Supplier Background IP and any Supplier Retained IP is incorporated in the Visa Output or Deliverables, Supplier grants to Visa, Visa's Affiliates and the Authorised Users a non-exclusive, sublicensable (through multiple levels of sublicensees), royalty-free, fully paid up, worldwide, perpetual, irrevocable, non-terminable licence and right under Supplier's Intellectual Property Rights and other rights in such incorporated Supplier Background IP and Supplier Retained IP to use, disclose, make, have made, sell, offer to sell, import reproduce, display and perform (whether publicly or otherwise), create derivative works of, distribute, and otherwise exploit the Visa Output and Deliverables, as applicable.

3.4 **Visa Data**. Supplier may collect, receive, store, derive, organise or maintain Visa Data only: (i) if expressly authorised under an applicable Order; (ii) by means expressly authorised under this Agreement; (iii) as necessary for Supplier to perform under this Agreement; and (iv) in accordance with Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*).

3.5 **Open Source**. If the Managed Services contain any Network Open Source, then Supplier shall provide the name of all the Network Open Source and a list identifying all licenses that govern that Network Open Source prior to Supplier providing the Managed Services or Updates to Visa. If Supplier distributes to, conveys, provides, or otherwise makes available any code, Materials, Services, or Deliverables that are governed by an open source license (the **"Delivered Open Source"**), then Supplier shall provide: (A) the Source Code that corresponds to code elements of the Delivered Open Source; and (B) a list identifying: (i) the name of the Delivered Open Source (ii) the license(s) that govern the Delivered Open Source, and (iii) a URL or other locator that identifies the repository or origin for the Delivered Open Source in advance of and with reasonable notice prior to the date when Supplier distributes, conveys, provides, or otherwise makes available the Delivered Open Source available for download by Visa. For purposes of this Section 3.5 (*Open Source*), Creative Commons licenses are considered open source licenses.

3.6 **Covenant Not to Sue.**

(A) **IP Non-Assert.**

(I) Supplier shall not directly or indirectly (a) assert; (b) assist others to assert; (c) provide consent for others to assert; or (d) induce others to assert, against Visa, Visa's Affiliates, Visa Clients, or any Authorised User any claims of direct or indirect patent infringement.

(II) Supplier shall bind, and hereby binds, to the terms of this Section 3.6(A) (*IP Non-Assert*) to the same extent as Supplier, each of: Supplier's Personnel; Supplier's Affiliates; Supplier's Affiliate's Personnel; and any of Supplier's or the foregoing's successors and assigns and their Personnel.

(III) Supplier agrees that it is responsible for any breach of the terms of this Section 3.6 (*Covenant Not to Sue*) by any of Supplier's Personnel, Supplier's Affiliates, Supplier's Affiliate's Personnel, and any of Supplier's or the foregoing's successors and assigns and their Personnel, and any breach by one of the foregoing will also be considered a material breach of the Agreement by Supplier.

(IV) Supplier will, and Supplier will ensure that, any assignment, exclusive licence, or other transfer of its or its Affiliates' Intellectual Property Rights, are expressly subject to the rights, licences, and covenants set forth in this Agreement and to require that any transferee to do the same in any subsequent assignment, exclusive licence, or other transfer of such Intellectual Property Rights.

(V) Visa's Affiliates , Visa Clients, and Authorised Users are intended third-party beneficiaries of Supplier's commitments under this Section 3.6 (*Covenant Not to Sue*), with the power to enforce the terms of this Section 3.6 (*Covenant Not to Sue*).

(VI) Notwithstanding anything to the contrary in this Agreement, Visa, Visa's Affiliates, Visa Clients, or any Authorised User may disclose the terms of this Section 3.6 (*Covenant Not to Sue*) to a court or body of competent jurisdiction to defend (or seek equitable relief) against any action in violation of this Section 3.6 (*Covenant Not to Sue*).

(VII) The parties agree that a breach of this Section 3.6 (*Covenant Not to Sue*) would cause an irreparable harm for which monetary damages would be an inadequate remedy, and that a party harmed by a breach of this Section 3.6 (*Covenant Not to Sue*) will be entitled to equitable relief without having to prove actual damages or that monetary damages are not an adequate remedy. Such remedies are not exclusive and are in addition to all other remedies that may be available at law, in equity, or otherwise.

3.7 **Moral Rights**. Supplier shall obtain waivers of all moral rights in the Visa Outputs and Deliverables to which any individual is now or may be at any future time entitled under Chapter IV of Part I of the *Copyright Designs and Patents Act 1988* or any similar provisions of law in any of the European Territories.

3.8 **Resale Service Usage Conditions**.

(A) The sub-licences contemplated at Clause 3.1(C)(IV) shall be subject to an obligation to (together the **"Resale Service Usage Conditions"**):

(I) not copy, modify, disassemble, decompile or otherwise reverse engineer the Resale Managed Services;

(II) not use any Resale Managed Services in violation of Applicable Law and not remove or otherwise interfere with any confidentiality, trademark or copyright notice of Supplier;

(III) not publicly disseminate, or share with any third party (except applicable Resale Service Authorised Users), any Supplier Background IP and Supplier Retained IP, without the prior written agreement of Visa on each disclosure;

(IV) not share any relevant passwords with any unauthorised persons.

(B) For the avoidance of doubt, Visa shall not be responsible or liable to Supplier to the extent that any Resale Service Authorised Users breaches the Resale Service Usage Conditions. Rather, Supplier

shall pursue such Resale Service Authorised User by way of their end user licence agreements (or similar) therewith, if any.

4. **Fees and Payment**.

4.1 **Ariba Supplier Network**. Supplier shall conduct all of its transactions with Visa through the Ariba Supplier Network ("**ASN**"). Supplier may register with ASN, either by visiting http://supplier.ariba.com or by requesting an email invitation from Visa. Supplier shall maintain its certified status with ASN and shall remain compliant with all of ASN's standards and practices. Supplier shall issue all rebates and excess payments to Visa within sixty days of accrual.

4.2 **Invoices**. Except as otherwise agreed in a specific Order, Supplier shall invoice on an annual basis within thirty days after the end of the applicable month. For each invoice, Supplier shall:

(A) Identify this Agreement and the Services (or Managed Services) to which the amounts relate;

(B) Identify all applicable fees, including separate line items for any Taxes, if applicable under Section 4.5 (*Taxes*);

(C) Comply with Visa's Accounts Payable Policy; and

(D) Comply with any additional requirements set forth in the applicable Order.

4.3 **Fees and Payment**. Visa shall pay Supplier all undisputed amounts for the Services as set forth in any Orders (the "**Fees**") within forty-five days after Visa receives a valid invoice from Supplier. The Fees are inclusive of all expenses and costs unless pre-approved in writing by Visa. Visa may set off any amounts that Supplier owes to Visa against any amounts that Visa owes to Supplier. Supplier will be deemed to have waived and Visa will have no obligation to pay any charges, fees and approved expenses that are not invoiced within six (6) months after the charges were incurred.

4.4 **Fee Disputes**. Visa may dispute invoices in good faith by written notice to Supplier. The parties will make good faith efforts to resolve disputed amounts within thirty days after such notice. Neither Visa's failure to dispute any invoiced amounts prior to payment, nor Visa's failure to withhold any amount, constitutes a waiver of any right Visa may otherwise have to dispute any Fees. Regardless of any ongoing dispute over the Fees, Supplier shall continue to perform under this Agreement in accordance with this Agreement.

4.5 **Taxes**. Supplier is responsible for all taxes, duties, levies, and similar charges under Applicable Law levied on amounts payable by Visa to Supplier for the Services ("**Taxes**"). If the parties agree in an Order that Visa will pay Taxes, Visa will only be responsible for such Taxes if they are identified on the applicable invoices as separate line items, but in all events shall not be responsible for any ad valorem, income, gross receipts, franchise, privilege, value added or occupational taxes of Supplier. Supplier shall be responsible for the payment of all taxes, interest and penalties related to any assessment by a taxing authority to the extent that Supplier fails to accurately and timely invoice Visa for such taxes and remit such taxes directly to the applicable taxing authority.

4.6 **Price Protection**. If Visa wishes to obtain the same Services or Deliverables purchased in an Order after the expiration or termination of that Order Term, then, upon Visa's request, Supplier agrees that it will sign a new Order that provides such Services or Deliverables at the same quantity, duration, and price set forth in the Price Protection section of that Order.

4.7 **Pricing.** Except as otherwise agreed, in respect of pricing, discounts, invoicing and payment (including discussions relating thereto), the Parties shall work in accordance with the principles contained in Schedule 13 (*Pricing Principles*).

4.8 **Set-off.** Visa may set off any amounts that Supplier owes to Visa against any amounts that Visa owes to Supplier.

4.9 **Waiver.** Supplier shall be deemed to have waived and Visa will have no obligation to pay any charges, fees (including Fees), and approved expenses that are not invoiced within six (6) months after the charges were incurred.

5. **Audits**. During the Term and for two (2) years thereafter (or longer, if required by Applicable Law): (i) Supplier shall maintain accurate and complete records relating to the performance of this Agreement; and (ii) Visa or its

authorised representatives may, no more than once in any twelve-month period (except if a prior audit revealed material non-conformities with this Agreement) and during normal business hours, audit Supplier's relevant records to confirm Supplier's compliance with this Agreement. The parties shall bear their own costs for such audits. Visa may share Supplier's audit findings with any Visa Clients who are receiving Deliverables or Services.

6. Term and Termination.

6.1 **Term of this Agreement**. Unless otherwise terminated under this Section 5 (*Term and Termination*), this Agreement will start on the Effective Date and continue until the Expiration Date described on the cover page of this Agreement (the "**Term**"), or if there is an Order or Client Contract still in effect (which shall include circumstances where an Order for Resale Managed Services is still in effect as a result of a corresponding Client Contract being still active), then the Term of this Agreement will continue until the Order or Client Contract expires or terminates, whichever is later.

6.2 **Termination for Convenience of this Agreement (excluding any Orders).** Visa may terminate this Agreement at its convenience by giving one hundred and twenty days' prior notice to Supplier.

6.3 **Termination for Cause by Visa of Agreement (excluding any Orders).** Visa may terminate this Agreement:

(A) **Violation of Law**. Immediately upon notice to Supplier if Supplier or its Personnel violates Applicable Law or causes Visa, its Affiliates, or any Visa Client to be in violation of Applicable Law;

(B) **Government Objection.** Immediately upon notice to Supplier if any government authority objects in writing to this Agreement or such Order;

(C) **Prohibited Dealings.** Immediately upon notice to Supplier if Supplier, its Personnel, an individual with an ownership or controlling interest in Supplier, its Personnel, or any Affiliate, officer, or director of Supplier or its Personnel, is an individual or entity with whom Visa, its Affiliates, or a Visa Clients is prohibited from dealing by Applicable Law (including an individual or entity appearing on (i) the United States Office of Foreign Assets Control's Specially Designated Nationals and Blocked Persons List, or (ii) any relevant and analogous provision);

(D) **Bankruptcy.** Immediately upon notice to Supplier if Supplier becomes insolvent, is adjudicated bankrupt, or files a petition (voluntarily or involuntarily) for bankruptcy that is not dismissed within sixty days, or seeks any similar relief under any bankruptcy law or related statute; or

(E) **Material Breach.** Upon thirty (30) days' prior written notice to Supplier, identifying the basis for termination, for Supplier's or its Personnel's breach of this Agreement (but only if Supplier has not cured such breach within such notice period).

6.4 **Termination Assistance following Termination of the Agreement (excluding any Orders).** Prior to and upon termination or expiry of this Agreement, Supplier shall, unless as directed otherwise by Visa in writing, continue to comply with all then-active Orders (including any related provisions in this Agreement), as specified in the relevant Order (or in this Agreement), which shall include the provision of all Services in accordance with the terms of this Agreement and the relevant Orders for the remaining duration of such Orders. On completion thereof, Visa shall pay Supplier for all Services received prior to the effective date of termination, on a pro rata basis (unless prohibited by Applicable Law) and Supplier shall refund to Visa any prepaid Fees for Services not received prior to the effective date of termination. The Fees associated with this termination assistance shall not exceed the price agreed for the remaining Services in the relevant Orders.

Termination of an Order for Visa Direct Managed Services

6.5 **Term of an Order for Visa Direct Managed Services.** Except as otherwise agreed in a given Order for Visa Direct Managed Services, it is intended that:

(A) such Orders will have a default **"Order Term"** of one (1) year;

(B) such Orders will automatically renew for a successive period of one (1) year (each a **""Renewal Term""**), subject to each Party's right to terminate such Order (and prevent the commencement of a Renewal Term) in writing at the latest two (2) months before the end of the then-current Order Term (e-mail is sufficient). Any such termination shall be effective as of the date that would have been the first day of the next Renewal Term, and

For the avoidance of doubt, these provisions (or deviations therefrom) shall be detailed in each Order for Visa Direct Managed Services – absent of this, the above provisions shall apply.

6.6 **Termination for Cause by Visa of an Order for Visa Direct Managed Services.** Except as otherwise agreed in a given Order for Visa Direct Managed Services, Visa may terminate an Order for Visa Direct Managed Services as follows:

(A) **Violation of Law**. Immediately upon notice to Supplier if Supplier or its Personnel violates Applicable Law or causes Visa, its Affiliates, to be in violation of Applicable Law;

(B) **Government Objection.** Immediately upon notice to Supplier if any government authority objects in writing to the Order;

(C) **Prohibited Dealings.** Immediately upon notice to Supplier if Supplier, its Personnel, an individual with an ownership or controlling interest in Supplier, its Personnel, or any Affiliate, officer, or director of Supplier or its Personnel, is an individual or entity with whom Visa, or its Affiliates are prohibited from dealing by Applicable Law (including an individual or entity appearing on (i) the United States Office of Foreign Assets Control's Specially Designated Nationals and Blocked Persons List, or (ii) any relevant and analogous provision);

(D) **Bankruptcy.** Immediately upon notice to Supplier if Supplier becomes insolvent, is adjudicated bankrupt, or files a petition (voluntarily or involuntarily) for bankruptcy that is not dismissed within sixty days, or seeks any similar relief under any bankruptcy law or related statute; or

(E) **Material Breach.** Upon thirty (30) days' prior written notice to Supplier, identifying the basis for termination, for Supplier's or its Personnel's breach of the Order (but only if Supplier has not cured such breach within such notice period).

6.7 **Termination for Cause by Supplier of an Order for Visa Direct Managed Services.** Except as otherwise agreed in a given Order for Visa Direct Managed Services, Supplier may terminate such an Order as follows:

(A) upon sixty (60) days' prior written notice to Visa identifying the basis for termination, for Visa's failure to pay any undisputed Fees in breach of Section 4 (*Fees and Payment*), but only if Visa has not cured such breach within such notice period; or

(B) if Visa breaches any of its material duties or obligations relating to Visa's receipt or use of the Visa Direct Managed Services and such breach is not cured, or Visa is not diligently pursuing a cure, within thirty (30) calendar days after written notice of the breach.

6.8 **Termination Assistance following Termination of Order for Visa Direct Managed Services.** Prior to and upon termination or expiry of an Order for Visa Direct Managed Services, Supplier shall, unless as communicated otherwise by Visa in writing and agreed by Supplier: work in good faith with Visa to determine the scope and associated Fees for any then-necessary termination assistance.

Termination of an Order for Resale Managed Services

6.9 **Term Order for Visa Resale Managed Services.** Except as otherwise agreed in a given Order for Resale Managed Services, it is intended that:

(A) such Orders will have a default **"Order Term"** of one (1) year;

(B) such Orders will automatically renew for a successive period of one (1) year (each a **"Renewal Term"**), subject to each Party's right to terminate such Order (and prevent the commencement of a Renewal Term) in writing at the latest two (2) months before the end of the then-current Order Term (e-mail is sufficient). Any such termination shall be effective as of the date that would have been the first day of the next Renewal Term, and

for the avoidance of doubt, these provisions (or deviations therefrom) shall be detailed in each Order for Resale Managed Services – absent of this, the above provisions shall apply.

6.10 **Termination for Cause by Visa of an Order for Resale Managed Services.** Except as otherwise agreed in a given Order for Resale Managed Services, Visa may terminate all or part of such an Order as follows:

(A) **Violation of Law**. Immediately upon notice to Supplier if Supplier or its Personnel violates Applicable Law or causes Visa, its Affiliates, to be in violation of Applicable Law;

(B) **Government Objection.** Immediately upon notice to Supplier if any government authority objects in writing to the Order;

(C) **Prohibited Dealings.** Immediately upon notice to Supplier if Supplier, its Personnel, an individual with an ownership or controlling interest in Supplier, its Personnel, or any Affiliate, officer, or director of Supplier or its Personnel, is an individual or entity with whom Visa, or its Affiliates are prohibited from dealing by Applicable Law (including an individual or entity appearing on (i) the United States Office of Foreign Assets Control's Specially Designated Nationals and Blocked Persons List, or (ii) any relevant and analogous provision);

(D) **Bankruptcy.** Immediately upon notice to Supplier if Supplier becomes insolvent, is adjudicated bankrupt, or files a petition (voluntarily or involuntarily) for bankruptcy that is not dismissed within sixty days, or seeks any similar relief under any bankruptcy law or related statute;

(E) **Material Breach.** Upon thirty (30) days' prior written notice to Supplier, identifying the basis for termination, for Supplier's or its Personnel's breach of the Order (but only if Supplier has not cured such breach within such notice period); or

(F) **Termination of a Corresponding Client Contract.** Upon fifteen (15) days' notice to Supplier following confirmation that a corresponding Client Contract will be terminated.

6.11 **Termination for Cause by Supplier of an Order for Resale Managed Services.** Except as otherwise agreed in a given Order for Resale Managed Services, Supplier may terminate such an Order as follows:

(A) upon sixty (60) days' prior written notice to Visa identifying the basis for termination, for Visa's failure to pay any undisputed Fees in breach of Section 4 (*Fees and Payment*), but only if Visa has not cured such breach within such notice period.

6.12 **Termination Assistance following Termination of Order for Resale Managed Services.** Prior to and upon termination or expiry of an Order for Resale Managed Services, Supplier shall, unless otherwise directed by Visa:

(A) continue to comply with the relevant Order (including any related provisions in this Agreement), as specified in the relevant Order (or in this Agreement), which shall include the continued provision of all Services until the later of: (i) the remaining Order Term; or (ii) expiry or termination of the corresponding Client Contract;

(B) support the full and orderly winddown of all corresponding Client Contracts to Visa's reasonable satisfaction; and

(C) work with Visa to communicate and offboard all Resale Service Authorised Users and Visa Clients.

General

6.13 **No Prejudice.** Either party's termination of this Agreement in accordance with its terms is without prejudice to any other rights or remedies it may have at law or in equity, and does not relieve either party of breaches occurring prior to the effective date of termination.

6.14 **Return of Visa Data.** Upon termination or expiration of this Agreement (except as otherwise provided in Schedule 5 (*Visa Standard Privacy Terms*), Schedule 6 (*Visa Standard Security Terms*) or Section 19.14 (*Records Management*), Supplier shall return to Visa, or at Visa's request, destroy and give notice of destruction, all copies of any Visa Data held by Supplier.

6.15 **Return of Moneys.** For the avoidance of doubt, following termination by Supplier of this Agreement or an Order for any reason, Supplier shall refund all sums paid by Visa to Supplier for Services and/or Deliverables not yet provided at the date of termination.

6.16 **Survival.** The terms and conditions of this Agreement that by their sense and context are intended to survive termination hereof will so survive, including the following Sections and attachments: Section 1 (*Incorporated Documents*), Section 3 (*Intellectual Property*), Section 4.5 (*Taxes*), Section 6.4 (*Effect of Termination*), Section 7 (*Confidential Information*), Section 8 (*Compliance*), Section 9 (*Warranties*), Section 10 (*Indemnification*), Section 11 (*Limitation of Liability*), Section 15 (*Modern Slavery*), Section 16 (*Anti-*

Facilitation of Tax Evasion), Section 17 (*Compliance with Bribery Act*), Section 18 (*Dispute Resolution*), and Section 19 (*Miscellaneous*), as well as Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*). Supplier's security and confidentiality obligations will survive the termination of this Agreement until Supplier no longer retains any Visa Data or returns or destroys it in accordance with Section 7.4 (*Return or Destruction*), Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*).

7. Confidential Information.

7.1 **Non-Disclosure**. Subject to Section 7.3 (*Confidentiality Exceptions*) and Section 7.6 (*Data Protection*), Recipient shall not use or disclose Discloser's Confidential Information other than as reasonably necessary to exercise Recipient's rights or perform its obligations under this Agreement. Recipient shall take all reasonable precautions to prevent the unauthorised use or disclosure of Discloser's Confidential Information.

7.2 **Protection**. Recipient shall protect the Confidential Information of the Discloser in the same manner that it protects its own Confidential Information of like kind, but in no event using less than a reasonable standard of care.

7.3 **Confidentiality Exceptions**. Without limiting Supplier's obligations under Section 7.6 (*Data Protection*), and excluding Personal Information, Recipient may disclose Discloser's Confidential Information to its Personnel who need to know it and who have agreed in writing (or in the case of professional advisors are otherwise bound) to keep such Confidential Information confidential and for use solely in accordance with this Agreement. If required to comply with a regulator, law, or judicial order issued by a court of competent jurisdiction, Recipient shall, if permitted, give Discloser prior written notice of the requirement to disclose with sufficient time to allow Discloser to contest the disclosure.

7.4 **Return or Destruction**. Upon Visa's request and at Visa's option, Supplier shall return to Visa, or destroy and give notice of destruction or cause to be returned or destroyed, as applicable, all copies of any of Visa's Confidential Information held by Supplier or its Personnel.

7.5 **Publicity**. Except as otherwise permitted under this Agreement, or as otherwise agreed in writing, neither party shall use the name, trademarks, service marks, logos or any other branding of the other party, or make any public disclosure related to this Agreement or make any mention of the other party in any of a party's advertising or promotional materials without that other party's prior written consent.

7.6 **Data Protection**. Supplier shall comply with the requirements set forth in Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*). Supplier will ensure that prior to transmitting Personal Information to Visa, its Affiliates or any relevant Visa Client, Supplier will provide all applicable disclosures and/or obtain all applicable consents from each end-user or Data Subject regarding the intended disclosures and uses of Personal Information.

7.7 **Controlled Architecture.**

(A) **"Architecture"** means any applications, infrastructure, systems, networks, controls, equipment, servers, data centres, and any components, services, or aspects of the foregoing, that are used or otherwise employed by the Services and the provision of Services.

(B) Supplier will not make any material modifications to the Architecture without first providing three (3) months' notice to Visa. Any such changes shall not materially detriment Visa, a Visa Affiliate or a Visa Client's use of the Services (in particular, in respect of a Visa Client, the Resale Managed Services). To the extent that a modification to the Architecture is anticipated to or shall so detriment, Visa shall be entitled to immediately terminate a relevant Order (or part thereof) with no penalty.

8. Compliance.

8.1 **Compliance with Applicable Law**. Supplier covenants that it shall comply with all Applicable Law at all times and in the performance of its obligations under this Agreement.

8.2 **Visa Client Requirements.** Supplier shall comply with all the requirements set forth in Schedule 11 (*Visa Client Requirements*) in the performance of this Agreement.

8.3 **Visa Guidelines**. Supplier shall comply with, and shall instruct all Personnel performing Services to be aware of and to comply with all guidelines, policies and procedures provided by Visa, as may be modified by Visa from time to time, including:

(A) Visa's Supplier Code of Conduct Guidelines (the current copy of which is available at https://usa.visa.com/partner-with-us/info-for-partners/info-for-suppliers.html under the tab "Visa Guidelines" and the sub-tab "**Supplier Code of Conduct**");

(B) Visa's Accounts Payable Guidelines (the current copy of which is available at https://usa.visa.com/partner-with-us/info-for-partners/info-for-suppliers.html under the tab "Visa Guidelines" and the sub-tab "**Visa's Accounts Payable Policy**"); and

(C) Visa's Travel and Expense Guidelines (the current copy of which is available at https://usa.visa.com/partner-with-us/info-for-partners/info-for-suppliers.html under the tab "Visa Guidelines" and the sub-tab "**Visa's Travel and Expense Policies**").

8.4 **Export Controls**. Supplier shall comply with all Applicable Law related to imports and exports (**"Export Controls"**). Supplier shall advise Visa of all Export Controls applicable to the Services, Visa Output, and Deliverables and a description of the technology contained within the Services, Visa Output, or Deliverables that is subject to Export Controls. Supplier shall, at its expense, obtain any export licenses required to perform its obligations under this Agreement, and provide Visa with copies of such licenses or information reasonably sufficient to substantiate that no license is required. Upon Visa's written request, Supplier shall use commercially reasonable efforts to assist Visa with obtaining any export licenses required for Visa to exercise its rights and perform its obligations under this Agreement.

8.5 **Key Controls Training**. All Personnel who have access to Visa's information technology systems shall, within thirty days after being granted access to such systems, complete Visa's Key Controls training made available by Visa.

8.6 **Financial Monitoring**. Upon Visa's request, Supplier shall provide Visa with a copy of Supplier's most recent two (2) years of audited financial statements, which set forth Supplier's then-current financial status, to Visa's or its Affiliates' designated third party agent who performs financial assessments of Supplier's financial health. Supplier must provide this information annually upon request of Visa, its Affiliates, or the foregoing third party agent. Supplier represents, warrants, and covenants that all such documentation is and will be complete, accurate, and prepared in accordance with Generally Accepted Accounting Principles. If Supplier is a publicly-traded company, information required to be disclosed under this Section 8.6 (*Financial Monitoring*) will be limited to that which Supplier is permitted to disclose under Applicable Law. Financial information disclosed under this Section 8.6 (*Financial Monitoring*) may be used by Visa solely for the purpose of determining Supplier's ability to perform its obligations under this Agreement or in future engagements between the parties.

8.7 **Security and Risk Assessments**. Without limiting Supplier's obligations in Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*), Visa, or any designee to whom Supplier is providing a Service, may conduct a detailed security and risk assessment of Supplier ("**Assessment**") to ensure Supplier's ability to comply with this Agreement. Supplier shall reasonably cooperate with Visa during any Assessment. The Assessment may include: (A) Visa or its designated agent performing an onsite assessment of Supplier's security and risk programs during normal business hours; and (B) penetration testing of all software applications, infrastructure, and datacentres that handle or store Visa Data. Visa may re-conduct Assessments annually in its sole discretion. Supplier shall, upon Visa's request and at Supplier's expense, negotiate in good faith an Order to resolve any issues identified in the Assessment and address Supplier's implementation of any additional security measures that Visa requires. As defined in Schedule 5 (*Visa Standard Privacy Terms*) and/or Schedule 6 (*Visa Standard Security Terms*), Visa will be entitled to terminate Supplier's Processing of Visa Data or suspend such Processing until all issues identified in the Assessment are resolved or all additional security measures required by Visa are implemented to Visa's satisfaction.

8.8 **ESG Commitment**. The Parties shall comply with their obligations set out in Schedule 12 (*ESG Commitment*).

8.9 **Background Checks**. Supplier agrees that background investigations by Visa or its designee, including criminal history to the extent permitted and conducted in accordance with Applicable Law, are required, at Visa's or a Visa Client's expense, for all Supplier Personnel (including Subcontractors) who: (A) in their

performance under this Agreement will be unescorted onsite at Visa's or its Affiliates' facility or (B) have access to any of Visa's or its Affiliates' information technology systems (collectively **"Key Personnel"**). Prior to such Key Personnel engaging with Visa or its Affiliates, Supplier will provide, at a minimum, the name and contact information of each of such Key Personnel. Such background checks shall, to the extent permitted under Applicable Law, be conducted in accordance with Schedule 10 (*Background Checks*).

9. Warranties.

9.1 **Mutual Warranties**. Each party represents, warrants, and covenants to the other party that: (A) it has full power and authority to enter into this Agreement; and (B) it has (and during the Term will retain) all necessary rights to fulfil its obligations under this Agreement.

9.2 **Supplier Warranties**. Supplier represents, warrants, and covenants to Visa that:

(A) **Warranty of Performance**. Supplier will perform the Services with professional diligence and skill in accordance with best industry standards;

(B) **Warranty of Compliance with Specifications**. The Services, Visa Output, and any Deliverables will meet any Specifications or other technical requirements set forth in this Agreement, all applicable Orders, and any Documentation;

(C) **Warranty of Title to Deliverables**. Visa Output and Deliverables will be merchantable and free and clear of all liens, encumbrances, security interests, or other claims;

(D) **Warranty of No Harmful Code**. The Managed Services, Supplier Materials, Visa Output, and any Deliverables: (i) are free from any viruses or other malicious code; and (ii) do not contain any copy protection, automatic shut-down, lockout, "time bomb," or similar mechanisms that could interfere with Visa's exercise of its rights under this Agreement; and (iii) will be uncorrupted;

(E) **Warranty for Updates**. No Update will: (i) impair the operation of, or inhibit any functions of, the Managed Services; or (ii) adversely affect function, reliability, safety, or serviceability of the Managed Services;

(F) **Warranty of Rights in Deliverables**. The Visa Output and Deliverables are an original work of Supplier, and any third parties involved in the development of Deliverables have signed or will sign written agreements assigning their rights in or to Deliverables to Supplier;

(G) **Warranty for Export**. Except for restrictions on trade with countries or individuals against which the United States government (or any relevant government body) has imposed a general embargo, there is no restriction on the export or use of any of the Services, Visa Output, or Deliverables;

(H) **Warranty for Prohibited Dealings**. Neither Supplier, it's Personnel, nor any Affiliate, officer, or director of Supplier or its Personnel is (or during the Term will be) an individual or entity with whom Visa or a Visa Client is prohibited from dealing by Applicable Law (including an individual or entity appearing on (i) the United States Office of Foreign Assets Control's Specially Designated Nationals and Blocked Persons List, or (ii) any relevant and analogous provision), and Supplier and its Personnel shall not cause Visa, any Visa Affiliate, or Visa Client to be in violation of any regulation administered by either (i) the United States Office of Foreign Assets Control (or any relevant government body) or (ii) any relevant and analogous institution;

(I) **Warranty Against Bribery**. Supplier has and its Personnel not made (and during the Term will not make) any payment or transferred anything of value: (i) directly or indirectly to any government official or employee (including employees of a government corporation or public international organization) or to any political party or candidate for public office; or (ii) which has the purpose or effect of: (1) public or commercial bribery; (2) acceptance of or acquiescence in extortion, kickbacks, or other unlawful or improper means of obtaining business; or (3) otherwise obtaining an improper advantage for Visa, Visa's Affiliates, or Supplier;

(J) **Warranty of Legal Data**. The Services and Supplier Materials contain only data and information that is legally collected, stored, and that can be used for applicable purposes for providing the Supplier Materials and Services under in this Agreement;

(K) **Warranty of Collection and Storage**. Where applicable, Suppler has disclosed, registered, or otherwise provided proper advanced notice, express or otherwise, that the data and services that make up the Services and Supplier Materials, shall be shared, stored and used in a manner contemplated under this Agreement, including but not limited to Supplier registering as a data broker where applicable;

(L) **Warranty of Right to Process and Disclose**. Supplier has the right to process Supplier Materials and Services, and Supplier has the right to disclose or otherwise provide the Supplier Materials and Services to Visa, its Affiliates, Visa Clients, and Authorised Users, each for the purposes contemplated by this Agreement;

(M) **Warranty of Consents**. Supplier has the legal right and any consents and authorisations needed to collect, disclose, and transfer to Visa, its Affiliates, Visa Clients, and Authorised Users the Supplier Materials and Services provided under this Agreement and to grant the rights granted under this Agreement;

(N) **Warranty of No Existing Claims**. Supplier has not received any claim, threat, or demand from any third party asserting that Supplier Materials and Services, or any source or process used to create, enhance, or provide the Supplier Materials and Services, infringes or violates any third party's privacy, Intellectual Property Rights or other rights;

(O) **Warranty of Representative and Free of Bias**. Supplier Materials and Services will be fit for the purpose contemplated by this Agreement, including being representative and free of bias.

9.3 **Warranty Procedure**. Without limiting Visa's other rights or remedies, if Visa gives written notice to Supplier that the Services or Deliverables are not in compliance with Section 9.2 (*Supplier Warranties*), Supplier shall re-perform the Services or repair and replace the non-conforming Deliverables at no additional cost to Visa, as soon as reasonably possible, in a manner that conforms to the requirements in this Agreement.

9.4 **Disclaimer of Warranties**. Except for the warranties set forth in this Agreement, each party disclaims all other warranties whether express or implied by law, course of dealing, course of performance, usage of trade, or otherwise, including any: (a) warranty of merchantability; (b) warranty of fitness for a particular purpose; or (c) warranty of title. All Visa Confidential Information is provided by Visa "as is" and without any warranty, express, implied, or otherwise, regarding its accuracy or performance.

10. Indemnification.

10.1 Supplier shall indemnify and defend Visa, Visa Affiliates and their respective officers, directors, employees, contractors, successors, assigns, and agents (each an "**Indemnified Party**") against all Losses arising out of or relating to:

(A) **Indemnification for Breach of Confidentiality; Privacy; Security**. Supplier's or its Personnel's actual or alleged breach of Section 2.6 (*Subcontractors and Personnel*), Section 7 (*Confidential Information*), Schedule 5 (*Visa Standard Privacy Terms*), Schedule 6 (*Visa Standard Security Terms*) or any other actual or alleged unauthorised access or use of Visa Data (including Client Data);

(B) **Indemnification for IP Infringement**. Any allegation, claim, suit, action or proceeding that the Services, Supplier Materials, Visa Output, Deliverables, or Visa's, Visa's Affiliates' or the Authorised Users' actions with any of the foregoing, infringes, misappropriates, or violates a third party's rights, including Intellectual Property Rights;

(C) **Indemnification for Non-Compliance with Law**. Supplier's or any of its Personnel's non-compliance with Applicable Law;

(D) **Indemnification for Taxes**. Supplier's breach of Section 4.5 (*Taxes*).

(E) **Indemnification for Resale**.

(I) any Resale Managed Services, the provision of the Resale Managed Services, or any related Supplier Materials, Visa Output, or Deliverables;

(II) any Services, Deliverables, or Visa Output (and the provision of such Services, Deliverables, or Visa Output) provided or otherwise made available to any Visa Client (and any of their

customers, cardholders, or sublicensees) or any Resale Service Authorised User under this Agreement;

(F) **Indemnification for Misconduct**. Supplier's or any of its Personnel's wilful misconduct, Gross Negligence, or fraud;

(G) **Indemnification for Damage**. Any property damage, personal injury, or death arising out of or related to Supplier's or any of its Personnel's performance under this Agreement;

(H) **Indemnification for Open Source Code**. The inclusion, provision or use by Supplier or Visa of any open source code, licence or software in relation to the Services and/or Deliverables, in particular in relation to the Managed Services and all materials relating thereto.

10.2 **Procedures**. The Indemnified Party shall notify Supplier in writing of any allegation, claim, suit, action or proceeding described in Section 10 (*Indemnification*) for which it seeks indemnification (each, an "**Indemnified Claim**") and provide reasonable cooperation to Supplier. An Indemnified Party's failure to so notify Supplier will not diminish Supplier's indemnity obligations under this Agreement except to the extent such failure actually prejudices Supplier's defence of the Indemnified Claim. The Indemnified Party shall give sole control to Supplier for the applicable portion of the Indemnified Claim, except: (a) the Indemnified Party may participate with its own non-controlling counsel (at the Indemnified Party's expense); and (b) any settlement shall be subject to the Indemnified Party's and Visa's prior written consent, which shall not be unreasonably withheld.

10.3 **Exclusions**. Supplier shall have no liability under Section 10.1(B) (*Indemnification for Supplier's IP Infringement*) to the extent an Indemnified Claim arises solely from alterations or modifications to Services, Supplier Materials, or the Deliverables that were made solely by Visa or Visa Personnel and if such alterations or modifications were not recommended, performed, instructed or authorised by Supplier or any of its Personnel.

10.4 **Additional Remedies**. If a third party obtains an injunction due to the Services, Supplier Materials, Visa Output, or the Deliverables infringing, misappropriating, or violating a third party's rights, then Supplier shall at Supplier's option and expense:

(A) **Modification**. Modify the Services, Supplier Materials, Visa Output, and/or the Deliverables to be non-violating without reducing their functionality;

(B) **License**. Obtain a license to continue providing the Services, Supplier Materials, Visa Output, and/or the Deliverables to Visa, Visa's Affiliates, Visa Clients', and the Authorised Users, and for Visa, Visa's Affiliates, Visa Clients', and the Authorised Users to continue their actions with the Services, Supplier Materials, Visa Output, and/or Deliverables permitted under this Agreement without restriction; or

(C) **Substitution**. Substitute the Services, Supplier Materials, Visa Output, and/or the Deliverables with comparable offerings approved by Visa in a signed writing.

10.5 **Cancellation**. If none of the foregoing remedies in Section 10.4 (*Additional Remedies*) are reasonably available to Supplier, then at Supplier's request, and only with Visa's prior written consent, Visa will terminate its use of the violating Services, Supplier Materials, Visa Output, or the Deliverables and Supplier shall refund any prepaid fees applicable to periods after the date of termination.

11. Limitation of Liability.

11.1 **Limitation**. Except as otherwise described in Section 11.2 (*Exclusions to Limitations on Liability*):

(A) regardless of whether the claim giving rise to such damages is based upon breach of warranty, breach of contract, negligence, tort, or other theory of liability, and even if a party has been advised of the possibility of such damages neither party will be liable for any consequential, indirect, exemplary, incidental, special, or punitive damages;

(B) the total liability of one party to the other under each Order shall be limited to the greater of either: (i) £500,000, or (ii) 300% of the total Fees paid and/or payable under the relevant Order giving rise to the claim as at the time the claim was first brought (by way of a notice) to Visa;

11.2 **Exclusions to Limitations on Liability**.

(A) Notwithstanding anything to the contrary in this Agreement, Section 11.1 (*Limitation*) will not apply to liability: (a) for breach of the following Sections: 2.6 (*Subcontractor and Personnel*), 3.2 (*Ownership*), 3.5 (*Open Source*), 7 (*Confidential Information*), 8.1 (*Compliance with Applicable Law*), 9.2(D) (*Warranty of No Harmful Code*), 9.2(G) (*Warranty for Export*), 9.2(H) (*Warranty for Prohibited Dealings*) or 9.2(I) (*Warranty Against Bribery*); (b) arising under Section 10 (*Indemnification*); (c) for any unauthorised access or use of Visa Data (including Client Data) or any breach of Schedule 5 (*Visa Standard Privacy Terms*) or Schedule 6 (*Visa Standard Security Terms*); (d) for personal injury or death resulting from its negligence or the negligence of either party's employees, agents or Personnel; or (e) for either party's fraud, wilful misconduct, or Gross Negligence.

(B) Nothing in this Agreement shall be deemed to limit liability for (i) death or personal injury caused by negligence, (ii) fraud or fraudulent misrepresentation; or (iii) any other liability which cannot be legally limited in accordance with Applicable Law.

(C) Visa shall not be liable for the use or misuse of the Resale Managed Services by Visa Clients or Resale Service Authorised Users thereof. Supplier shall pursue directly any such Visa Client or Resale Service Authorised Users thereof through their end user licence agreements (or similar) therewith.

12. Transferring Employees. The parties do not anticipate that either the commencement or termination of the provision of the Services (or any part of them) pursuant to this Agreement shall be a "relevant transfer" for the purposes of the Employment Regulations and that accordingly no person's employment (or part of their employment) is expected to transfer from Visa to Supplier, or thereafter from Supplier to Visa or a New Service Provider as a result of the commencement or termination of the provision of the Services (or any part of them), however and whenever such commencement or termination takes effect, but as a matter of law such transfers do arise by virtue of the application of the Employment Regulations, then:

12.1 both parties shall cooperate so as to enable each other to comply with their respective obligations pursuant to the Employment Regulations;

12.2 the party who had employed the relevant individuals prior to the date of the transfer of their employment pursuant to the Employment Regulations (the **"Prior Employer"**) shall indemnify the party to whom such contracts of employment transferred (the **"Subsequent Employer"**) in relation to any and all employment related liabilities arising prior to the date of such transfer, upon the Subsequent Employer having first given the Prior Employer an opportunity to engage with and re-hire such individuals; and

12.3 the liabilities of the Prior Employer in this regard shall extend to employees of its contractors or subcontractors who are also able to assert a right of transfer to the Subsequent Employer pursuant to the Employment Regulations.

13. Continuity. Supplier will provide written notice to Visa immediately upon the occurrence of a Material Transaction describing the nature of the Material Transaction (such written notice being the **"Material Transaction Notice"**). Notwithstanding anything to the contrary in this Agreement, if a Material Transaction occurs then Visa may unilaterally extend (by providing written notice of its intent to extend) the term of: (i) any Orders in effect prior to the date Visa receives the Material Transaction Notice, (ii) any applicable Client Contracts in effect prior to the date Visa receives the Material Transaction Notice, and (iii) any Client Contracts closed within six (6) months of the date Visa receives the Material Transaction Notice, in each case at the discretion of Visa for up to an additional two (2) years at the prices and terms hereunder agreed between the parties with such extension period beginning from the date Visa exercises this right and Supplier will execute any documentation reasonably requested by Visa to express such extension.

14. Insurance. Supplier shall comply with Schedule 8 (*Insurance Requirements*).

15. Modern Slavery.

15.1 Supplier undertakes, represents, and warrants that:

(A) it shall comply with all applicable anti-slavery and human trafficking laws, statutes, regulations from time to time in force and/or updated, including but not limited to the *Modern Slavery Act 2015* (**"Anti-Slavery Law"**);

(B) it has not been and is not engaged in any practices involving the use of child labour, forced labour, the exploitation of vulnerable people, or human trafficking, including any activity or practice that

would constitute an offence under the Anti-Slavery Law, if carried out in the UK ("**slavery and human trafficking**"), or under any similar or analogous legislation elsewhere in the world;

(C) it has not been notified that it is subject to an investigation relating to an alleged offence or prosecution under Anti-Slavery Law;

(D) it is not aware if any circumstances within its supply chain that could give rise to an investigation relating to an alleged offence or prosecution under Anti-Slavery Law;

(E) its Personnel and subcontractors are paid in compliance with all applicable employment laws and minimum wage requirements; and

(F) it shall take all steps to prevent slavery and human trafficking in connection with its business and the businesses of the Supplier Group.

15.2 Supplier shall demonstrate to Visa's satisfaction that the representations and warranties given in Section 15.1 are true and accurate.

15.3 Supplier shall establish, maintain, and enforce throughout the Term its own policies to ensure compliance with Anti-Slavery Law.

15.4 Supplier shall include in all contracts with its subcontractors anti-slavery and human trafficking provisions that are at least as onerous as required in this Section 15 (*Modern Slavery*).

15.5 Supplier shall implement due diligence procedures for its subcontractors and any part of its supply chain performing obligations under this Agreement to guarantee that no instances of slavery or human trafficking take place.

15.6 Supplier agrees to respond (in form and substance satisfactory to Visa) to all requests for information required by Visa for the purposes of completing Visa's annual anti-slavery and human trafficking statement, or other relevant document, as required by Anti-Slavery Law. Supplier shall respond promptly, but in any event no later than five (5) Business Days after receiving any such request.

15.7 In addition to any other rights of audit that Visa has under this Agreement, Supplier will permit Visa and its third party representatives, on reasonable notice during normal business hours, but without notice if there are reasonable grounds to suspect an instance of slavery and human trafficking, to access and take copies of Supplier's records and any other information held at Supplier's premises and to meet with the Personnel and subcontractors (as the case may be) and more generally to audit Supplier's compliance with its obligations relating to slavery and human trafficking. Supplier shall assist Visa in conducting audits during the Term.

15.8 Supplier shall notify Visa immediately in writing if it becomes aware or has reason to believe that it, or any of its Personnel or subcontractors have breached or potentially breached any of Supplier's obligations under this Section 15 (*Modern Slavery*), such notice to set out full details of the circumstances concerning the breach or potential breach of Supplier's obligations.

15.9 Any breach of this Section 15 (*Modern Slavery*) shall be deemed a material breach of this Agreement and entitle Visa to immediately terminate this Agreement.

16. Anti-Facilitation of Tax Evasion.

16.1 Supplier undertakes, represents, and warrants that:

(A) neither Supplier nor its Affiliates have committed or will commit tax evasion;

(B) neither Supplier nor its Affiliates will undertake or be engaged in any activities which facilitates or otherwise results in another person committing tax evasion;

(C) neither Supplier nor its Affiliates or any officer of and/or partner of any of the parties has been the subject of legal proceedings or regulatory action relating to tax evasion or the facilitation of tax evasion (whether actual or alleged);

(D) both Supplier and its Affiliates have and shall continue to, throughout the Term, maintain reasonable procedures designed to prevent any employees, agents or other persons who perform services for them or on their behalf from undertaking any activities which would facilitate or otherwise result in another person committing tax evasion; and

(E) Supplier shall ensure that any person associated with it who is performing and/or providing or contributing to the performance and/or provision of the Services and/or Deliverables in the European Territories does so only on the basis of a written contract which imposes terms equivalent to the obligations within this Section 16 (*Anti-Facilitation of Tax Evasion*).

16.2 If any breach of this Section 16 (*Anti-Facilitation of Tax Evasion*) is alleged, suspected, or becomes known to Supplier, it shall immediately notify Visa in writing.

16.3 Any breach of this Section 16 (*Anti-Facilitation of Tax Evasion*) shall be deemed a material breach of this Agreement and entitle Visa to immediately terminate this Agreement.

17. Compliance with Bribery Act.

17.1 Supplier represents, warrants, and undertakes that it shall and shall procure that any Associate comply with all Applicable Law relating to anti-bribery and anti-corruption including but not limited to the Bribery Act 2010 ("**Relevant Requirements**").

17.2 Supplier represents, warrants, and undertakes that it and its Associates shall adhere to and comply with any policies and protocols notified to it by Visa from time to time regarding bribery, fraudulent acts, and or any other corrupt practices and:

(A) provide any information reasonably required by Visa from time to time in relation to ensuring compliance by Supplier of the Relevant Requirements;

(B) not engage in any activity, practice, or conduct which would constitute an offence under: (i) sections 1, 2 or 6 of the *Bribery Act 2010* if such activity, practice, or conduct had been carried out in the UK; or (ii) the Relevant Requirements;

(C) have and maintain in place throughout the Term its own policies and procedures, including adequate procedures under the *Bribery Act 2010*, to ensure compliance with the Relevant Requirements and will enforce them where appropriate;

(D) report to Visa any request or demand for any undue financial or other advantage of any kind received by Supplier or its Associates in connection with the performance of this Agreement; and

(E) promptly notify Visa in writing if a foreign public official becomes an officer or employee of Supplier or acquires a direct or indirect interest in Supplier, and Supplier warrants that it has no foreign public officials as officers, employees or direct or indirect owners at the date of this Agreement.

17.3 Any breach of this Section 17 (*Compliance with the Bribery Act*) shall be deemed a material breach of this Agreement and entitle Visa to immediately terminate this Agreement.

17.4 For the purposes of this Section 17 (*Compliance with the Bribery Act*), the meaning of "adequate procedures" and "foreign public official" and whether a person is "associated" with another person shall be determined in accordance with the definition of the *Bribery Act 2010* (and any guidance issued for the *Bribery Act 2010*).

18. Dispute Resolution.

18.1 Subject to Section 18.2 and 19.1 (*Governing Law; Jurisdiction*) below, if a dispute or claim arises out of or in connection with this Agreement or the performance, validity or enforceability thereof (each a **"Dispute"**), the parties shall follow the procedure set out in this Section:

(A) either party may give written notice of the Dispute to the other, setting out the nature and particulars of the Dispute (a "**Dispute Notice**");

(B) following service of the Dispute Notice, Visa and Supplier's relevant Project Managers shall attempt in good faith to resolve the Dispute within ten (10) Business Days;

(C) if the Project Managers are for any reason unable to resolve the Dispute within ten (10) Business Days of service of the Dispute Notice, the Dispute shall be referred to Visa's Vice President (or such other person of at least equivalent level as Visa deems appropriate) and Supplier's Chief Executive Officer (or equivalent) (together the **"Senior Representatives"**) who shall attempt in good faith to resolve the Dispute;

(D) if the Senior Representatives are for any reason unable to resolve the Dispute within fifteen (15) Business Days of the Dispute having been referred to them, the party who initially produced and served the Dispute Notice shall service a notice requiring that the Parties attempt settlement of the Dispute by mediation in accordance with the LCIA Mediation Rules (**"Mediation Notice"**).

18.2 Nothing contained in this Section 18 (*Dispute Resolution*) will limit or delay the right of either party to seek injunctive relief from a court of competent jurisdiction.

18.3 Notwithstanding a Dispute, the Parties shall comply with their obligations under this Agreement.

19. Miscellaneous.

19.1 **Governing Law; Jurisdiction**.

(A) This Agreement and any Dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the law of England and Wales.

(B) Except as otherwise agreed between the parties, if the Dispute is not settled in accordance with Section 18 (*Dispute Resolution*) and either:

(I) forty (40) Business Days has passed since the Mediation Notice was served under Section 18.1(D); or

(II) in the event that no Mediation Notice has been served and thirty (30) Business Days have passed since the Dispute Notice was served under Section 18.1(A),

then the Dispute shall be referred to and finally resolved by arbitration under the LCIA Arbitration Rules. The number of arbitrators shall be one, the seat of arbitration shall be London, the governing law shall be the law of England and Wales, and the language of the arbitration shall be English.

19.2 **Injunctive Relief**. If either party breaches Section 7 (*Confidential Information*), the other party may suffer irreparable harm, and monetary damages may be inadequate to compensate the non-breaching party. Accordingly, either party may, in addition to any other remedies available to it at law or in equity, seek injunctive, specific performance or other equitable relief in response to any such breach.

19.3 **Notice**. All notices under this Agreement must be: in writing and addressed to the other party as set forth on the cover page of this Agreement, and will be considered given: (A) if delivered by hand, at the time the notice is left at the proper address; or (B) if sent by pre-paid first-class post or other next Business Day delivery services, at 9.00 am on the Business Day after posting. A party may change its notice information by notifying the other party in accordance with this Section 19.3 (*Notice*).

19.4 **Further Assurances**. Each party shall sign and deliver any documents or instruments, and take any further actions that are reasonably required, to provide the other party the full benefits and rights described in this Agreement.

19.5 **Independent Contractors**. The parties are independent contractors of each other. Supplier and Personnel are not Visa employees. Supplier is responsible for instructing and managing Personnel. This Agreement does not create any agency, partnership, or joint venture relationship between the parties.

19.6 **No Third-Party Rights**. Except in relation to Visa Affiliates, this Agreement does not give rise to any rights under the *Contracts (Rights of Third Parties) Act 1999* to enforce any term of this Agreement. The parties shall be entitled to amend, modify, or terminate this Agreement without requiring the consent of the third-party beneficiaries described in this Section 19.6 (*No Third-Party Rights*).

19.7 **Assignment; Change of Control**. Supplier shall not assign this Agreement or delegate its performance or rights hereunder without Visa's prior written consent, and any such purported assignment or delegation or attempt to do so is null and void. Visa may assign this Agreement or delegate its performance or rights to

its Affiliates hereunder without Supplier's consent. For purposes of this Section 19.7 (*Assignment; Change of Control*), the change of control, acquisition, sale, reorganization, merger, consolidation, or any assignment by operation of law or otherwise of Supplier, or its Affiliates, including if, directly or indirectly, or through the completion of a single transaction or series of transactions, will be considered an assignment of this Agreement. This Agreement is binding upon and inures to the benefit of the parties to this Agreement and their respective permitted successors and assigns. No assignment or delegation shall relieve the assigning or delegating party of any of its rights or obligations unless the non-assigning or non-delegating party enters into a signed agreement releasing the assigning or delegating party of its obligation under the Agreement. Any assignment made in contravention of the foregoing shall be void and of no effect.

19.8 **Nature of Rights**. To the extent applicable, the licenses granted under this Agreement are rights in "intellectual property" within the scope of Section 101 (or its successors) of the United States Bankruptcy Code (the **"Code"**). Each party as licensee shall have and may fully exercise all rights available to a licensee under the Code, including under Section 365(n) or its successors.

19.9 **Headings; Construction**. As used in this Agreement: (a) the terms "include" and "including" are inclusive and are deemed to mean "include without limitation" or "including without limitation," (b) the word "or" is disjunctive, but not necessarily exclusive, (c) words in the singular, where the context so permits, are deemed to include the plural and vice versa, (d) references to "pounds sterling", "pounds" or "£" shall be to Pounds Sterling unless otherwise specified, (e) the term "his" applies to both genders, (f) the term "knowledge" means the actual (and not imputed) knowledge of the relevant party, and (g) unless otherwise specified, all references to days, months, or years are deemed to be preceded by the word "calendar." Section headings are for convenience and reference only and are not intended to affect the meaning or interpretation of this Agreement.

19.10 **Waiver**. Neither party will be treated as having waived any rights by not exercising (or delaying the exercise of) any rights under this Agreement.

19.11 **Amendment**. This Agreement and any Order may only be amended in a writing signed by both parties and stating that it is amending this Agreement or the applicable Order.

19.12 **Severability**. If any provision of this Agreement or portion of a provision is invalid, illegal, or unenforceable, the rest of this Agreement will remain in effect.

19.13 **Counterparts**. The parties may sign this Agreement using electronic signatures, electronic copies, and counterparts.

19.14 **Records Management.** If Supplier possesses any Visa Data that is evidence of Visa's business activities, decisions, policies, and procedures ("**Official Record**"), then without limiting any other Supplier obligations under the Agreement, Supplier must retain such Official Record for three years following termination of this Agreement. A copy of an Official Record is not an Official Record. Section 7.4 (*Return or Destruction*), Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*) shall not apply to a Visa Official Record until the expiration of such time period, unless Visa otherwise notifies Supplier to retain any such Official Record.

19.15 **Entire Agreement; Order of Precedence**. This Agreement constitutes the entire agreement and supersedes any other agreement the parties relating to its subject matter. Any pre-printed or other standard terms from Supplier including those set forth in any response or attachment to an Order, Supplier quotation, order acknowledgment, click through terms, website, documents, or other terms are of no force or effect, considered material alterations of this Agreement, and are expressly rejected by Visa, irrespective of whether such terms are countersigned or otherwise accepted by Visa. If there is a conflict between the following, the following order of precedence will apply (with the first listed taking the most precedence): Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*); the General Terms of Agreement; Orders; and then Schedules to this Agreement other than Schedule 5 (*Visa Standard Privacy Terms*) and Schedule 6 (*Visa Standard Security Terms*).

20. Certain Rights Regarding Commercial Transactions.

20.1 The following capitalised terms shall have the following meanings:

(A) **"Covered Party"** is defined in Clause 20.2 below, including any Affiliates thereof;

(B) **"Commercial Transaction"** means any strategic partnership, joint venture, joint development agreement or similar commercial arrangement entered into by Supplier and a Covered Party, or a

"request for proposal" process (**"RFP"**) made to companies in Visa's industry, but not RFP or commercial arrangement in respect of a product or service that Supplier reasonably and in good faith believes Visa and/or its Affiliates do not or could not provide.

20.2 Supplier shall inform Visa within ten (10) Business Days about a receipt of a good faith offer from a Covered Party (as defined above) to enter into a Commercial Transaction with Supplier and shall allow Visa to submit an alternative offer for such Commercial Transaction. **"Covered Party"** means Mastercard Inc. and American Express Company.

20.3 Without prejudice to the other provisions of this Agreement, Supplier shall not be obligated to enter into a definitive agreement with Visa concerning a potential Commercial Transaction or be prevented from entering into any agreement or transaction with any third party.

21. Branding. To the extent permitted under this Agreement or as otherwise agreed, Supplier shall provide Visa's brand, logo and trademarks with treatment at least equal to other card network brands and marks in any marketing material, advertisements, packaging, or other promotional materials.

22. Preferred Payments Network Partner. Visa will be the preferred payments network that invests in or partners with Supplier or enters into a similar strategic relationship (including but not limited to commercial agreements or joint ventures).

Each party is signing this Agreement with an intent for the Agreement to be effective as of the Effective Date.

Signed for and on behalf of **Visa Europe Limited**

Signature: DocuSigned by: Stephen King
Role: Vice President
Name (block capitals): Stephen King
Date: October 24, 2023 | 03:31 PDT

Signed for and on behalf of **PlanA.Earth GmbH**

Signature: DocuSigned by: Lubomila Joranova
Role: CEO & Founder
Name (block capitals): Lubomila Joranova
Date: October 24, 2023 | 02:45 PDT

Schedule 1 Definitions

For the purposes of this Agreement, the following definitions apply:

1. "**Affiliate**" means any entity that controls, is controlled by, or is under common control of an entity, where "control" means ownership of 50% or more of the equity or other interests entitled to vote in the election of directors or corresponding managing authority of the Affiliate. If the percentage of control (as defined above) permitted under Applicable Law is less than that set forth above, then such percentage will apply.

2. "**Applicable Law**" means all international, federal, state, member state, national, provincial, and local laws, rules, regulations, binding regulatory guidance, directives, and governmental requirements applicable to the Deliverables, Materials, Services, or performance of Supplier's obligations under this Agreement.

3. "**Authorised Users**" means the Visa Direct Authorised Users and the Resale Service Authorised Users.

4. "**Associate**" means any person associated with Supplier who is performing services in connection with this Agreement. For the avoidance of doubt, an Associate shall include but shall not be limited to any subcontractor (or subcontractor of same) performing such obligations.

5. "**Background IP**" means any Materials or Intellectual Property Rights owned, acquired, invented, licensed, or otherwise created by a party, alone or jointly with others, either: (a) before the Effective Date; or (b) during the Term but independently from this Agreement.

6. "**Business Day**" means any day other than Saturday, Sunday, or any other day on which commercial banks in London, England are authorised or required by law to remain closed.

7. "**Cardholder Information**" or "**Cardholder Data**" means, with respect to a payment card or other payment technology: (i) the account holder's name, PAN or account number, service code, card validation code/value, PIN or PIN block, valid to/from dates and/or magnetic stripe data and (ii) information relating to a payment transaction that can be associated with a specific account.

8. "**Client Contract**" means, as applicable, the agreement entered into between Visa or a Visa Affiliate with a Visa Client to provide access and use of the Resale Managed Services, and other Services to be provided by Supplier to Visa Client or the Resale Service Authorised Users.

9. "**Client Data**" means all Visa Client related data and information (including Resale Service Authoriser User data and information) within the Visa Input and Visa Output that is collected on behalf of, or received from, Visa, any Visa Affiliates, their Personnel, Visa Clients, or any Authorised User, in any form, format or media (including paper, electronic and other records) that Supplier or its Personnel has access to, obtains, uses, maintains, stores or otherwise handles in connection with Visa's, Visa Affiliates', or their Personnel's access or use of the Managed Services, the performance of Services or otherwise.

10. "**Confidential Information**" means information that either party its Affiliates, or their Personnel ("**Discloser**") discloses to the other party, its Affiliates, or their Personnel ("**Recipient**") under this Agreement that is designated as confidential or would normally be considered confidential information under the circumstances. Visa's Confidential Information includes information disclosed by Visa, its Affiliates, or their Personnel relating to the Visa payment network, products, or services including any Visa interfaces, service guides, specifications, reference designs, or development kits. Except with respect to Visa Data, Personal Information and Cardholder Information, "Confidential Information" does not include information that is independently developed by Recipient, is rightfully given to Recipient by a third party without confidentiality obligations, or becomes public through no fault of Recipient. The Visa Data (including if disclosed by a Visa Client or Resale Service Authorised Users whom in such cases are also considered a Discloser), Visa Input, Visa Output and all Deliverables (excluding Supplier Retained IP) are Visa's Confidential Information. Supplier Retained IP is Supplier's Confidential Information to the extent it is not otherwise licensed in accordance with this Agreement.

11. "**Deliverable**" means any work of authorship, invention, data, or material that is: (a) created by or on behalf of Supplier and identified as a deliverable in an applicable Order; or (b) otherwise created, provided, or made available to Visa, a Visa Affiliate, their Personnel, a Visa Client, or an Authorised User in connection with Supplier's provision of the Services.

12. "**Documentation**" means user guides, operating manuals, and other similar Materials relating to the Services or any Deliverables, in any format.

13. "**European Territories**" means the United Kingdom, Austria, Belgium, Bulgaria, Croatia, Cyprus, Czech Republic, Finland, Denmark, France, Germany, Greece, Ireland, Israel, Italy, Malta, Norway, Poland, Portugal, Romania, Slovakia, Spain, Sweden, Switzerland, Turkey and any such additional country as notified by Visa to Supplier from time to time.

14. "**Employment Regulations**" means the Transfer of Undertakings (Protection of Employment) Regulations 2006 (as amended or re-enacted) ("**TUPE**") and any law or regulation implementing or analogous to the *Acquired Rights Directive (2001/23/EC)* (as amended) or that require or operate to transfer the employment or engagement of any Personnel to Visa or a New Service Provider at any time after the commencement of the provision of the Services and/or Deliverables and by reason of the termination or expiry of the Agreement (or partial termination of the Agreement with respect to Services and/or Deliverables).

15. "**Good Industry Practice**" means standards, practices, methods, and procedures conforming to the degree of skill and care, diligence, and foresight which would reasonably and ordinarily be expected from a skilled and experienced person or body engaged in a similar type of undertaking under the same or similar circumstances.

16. **"Gross Negligence"** means a reckless disregard for the consequences of one's actions and/or for their consequences upon the other party, resulting in a breach of that party's obligations under this Agreement.

17. "**Intellectual Property Rights**" means all patent rights (including utility models), copyrights, moral rights, Marks , trade secret rights, and any other similar proprietary or intellectual property rights (registered or unregistered) throughout the world, together with all applications for any of the foregoing.

18. "**Key Controls**" means the operational and security standards adopted by Visa or its Affiliates, as such standards may be amended by Visa or its Affiliates from time to time.

19. **"LCIA Arbitration Rules"** means the LCIA Arbitration Rules available, as at the Effective Date, at www.lcia.org as amended, updated, extended, replaced, or superseded from time to time.

20. **"LCIA Mediation Rules"** means the LCIA Mediation Rules available, as at the Effective Date, at www.lcia.org as amended, updated, extended, replaced, or superseded from time to time.

21. "**Losses**" means all liabilities, losses, damages, costs, expenses (including reasonable legal fees and costs and expenses of investigation, litigation, settlement, and judgment), interest, and penalties.

22. "**Marks**" means trademarks, tradenames, service marks, logos, corporate names, commercial names, internet domain names or other designations or distinctive signs;

23. **"Managed Services"** means services provided by Supplier under this Agreement that are partially or wholly maintained at Supplier's facilities or at a third party's facilities on Supplier's behalf, including any software-as-a-service, platform-as-a-service, or similar "cloud" services, which may be further described in any Order. **"Managed Services"** shall include the Resale Managed Services and Visa Direct Managed Services.

24. **"Material Transaction"** means any transaction or actions that are considered, or otherwise result in, the following: (i) any change of control, acquisition, sale, reorganisation, merger, consolidation, or any assignment by operation of law or otherwise of Supplier (or Supplier's Affiliates), including, but not limited to, if done directly, indirectly, or through the completion of a single transaction or a series of transactions; (ii) the purchase of all or any portion of Supplier Equity Securities regardless of if through the completion of a single transaction, a series of transactions, or any change of control, acquisition, sale, reorganisation, merger, consolidation, or any assignment by operation of law or otherwise; or (iii) any sale, transfer, exclusive license, assignment by change of control, acquisition, sale, reorganisation, merger, consolidation, or any assignment by operation of law or otherwise, of all or substantially all of the assets, technology, or Intellectual Property Rights necessary to practice or provide the Services.

25. "**Materials**" means all documentation, user guides, operating manuals, data (including end user data), information, reports, results, know-how, processes, methodologies, formulas, designs, drawings, works of authorship, inventions, software (including application programming interfaces and other interfaces), and other technology and materials.

26. "**Network Open Source**" means modified or unmodified code or other material governed by any open source license where license obligations attach when such code or other material is used to provide an application or service over a network. Examples of such open source licenses include any versions of the Affero General Public License ("**AGPL**"), Common Attribution Public License ("**CAPL**"), Server Side Public License ("**SSPL**"), and Open Software License ("**OSL**").

27. "**New Service Provider**" means any person, company, partnership, or unincorporated association (whether or not having separate legal personality) that Visa engages to perform and/or provide all or part of the Services and/or Deliverables after Supplier has ceased to perform and/or provide such Services and/or Deliverables.

28. "**Object Code**" means machine readable computer instructions that can be executed by a computer.

29. "**Order Term**" means, for each Order, the term length set forth in such Order.

30. "**Personal Information**" or "**PI**" means any and all information that (alone or when used in combination with other information) is capable of being associated with, or could reasonably be associated with, an individual. Personal Information includes obvious identifiers (such as names, addresses, email addresses, phone numbers and identification numbers) as well as Cardholder Data, biometric data, "personal data" (as defined in the GDPR) and any and all information about an individual's computer or mobile device or technology usage, including (for example) IP address, MAC address, unique device identifiers, unique identifies set in cookies, and any information passively captured about a person's online activities, browsing, application or hotspot usage or device location.

31. "**Personnel**" means a party's employees, agents, consultants, contractors, and Subcontractors, together with the personnel of any of the foregoing.

32. **"Plan A Brand Guidelines"** means the "Plan A Brand guide" covering name, logo, typography and colour, as provided by Supplier to Visa on 9 June 2023, as updated by Supplier from time to time and provided to Visa.

33. "**Process**" or "**Processed**" or "**Processing**" means any operation or set of operations which is performed upon Personal Information, whether or not by automatic means, such as access, collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure or otherwise making available, dissemination, alignment, duplication, transmission, combination, blocking, restriction, redaction, erasure, or destruction.

34. "**Professional Services**" means consulting, integration, configuration, customization, training, or other professional services provided by Supplier under this Agreement, which may be further described in any Order (excluding Managed Services), including the creation or development of any Deliverables.

35. **"Resale Managed Service"** means services provided by Supplier to Visa Clients and Resale Service Authorised Users under this Agreement that are partially or wholly maintained at Supplier's facilities or at a third party's facilities on Supplier's behalf, including any software-as-a-service, platform-as-a-service, or similar "cloud" services, which may be further described in any Order.

36. **"Resale Service Authorised User"** means Visa Clients and any individual or entity they wish to permit to use the Resale Managed Services (including, without limitation, their customers or cardholders). For the avoidance of doubt, Resale Service Authorised Users may include any corporate customers (including cardholders) of Visa Clients.

37. "**Returning Employees**" means any employee (as defined in TUPE or the applicable Employment Regulations) of Supplier who is employed in relation to and is assigned to the organised grouping of employees whose principal purpose is the provision of the Services and/or Deliverables.

38. "**Services**" means the services to be performed by or on behalf of Supplier under this Agreement, including the Managed Services, the support Services, any Professional Services, any services set forth in any Order, and any services not specifically described in this Agreement or any Order but that are an inherent, necessary, or customary part of the Services, or are required for proper provision of the Services.

39. "**SOC Report**" means a Service Organization–Control - Type 2 report, or its successor, based on either Standards for Attestation Engagements (SSAE) No. 18 or International Standard on Assurance Engagements (ISAE) No. 3402, SOC for Service Organizations: Trust Services Criteria, that: (a) attests to Supplier's or its Subcontractors' controls, operations, and systems relevant to the provision of Services; (b) covers a minimum of six consecutive

months in the twelve months preceding Visa's request for such SOC Report; and (c) reports on controls relevant to security, availability, processing integrity, confidentiality, or privacy.

40. "**Source Code**" means the human readable code from which a computer can compile or assemble the Object Code of software, together with a description of the procedure for generating the Object Code.

41. "**Specifications**" means any specifications for the Services, or any Deliverables described in an applicable Order or otherwise provided to Supplier by Visa.

42. "**Subcontractor**" means any individual or entity performing under this Agreement (including the provision of Deliverables, Services, or Supplier Materials) on behalf of a party where such performance would otherwise be provided directly by a party.

43. "**Subsequent Transfer Date**" means the date or dates on which there is a transfer of responsibility for the provision of the Services and/or Deliverables or part of the Services and/or Deliverables from Supplier to Visa and/or a New Service Provider (as the case may be).

44. **"Supplier Equity Securities"** means any units, shares, securities, ownership interests, or other fractional interest in Supplier or its Affiliates or anything convertible into, exchangeable for, exercisable for the foregoing and any warrants or other rights to acquire the foregoing.

45. "**Supplier Group**" means, in relation to Supplier, Supplier, any subsidiary or holding company from time to time of Supplier, and any subsidiary or holding company from time to time of that company. Each such company in the Supplier Group is a member of the Supplier Group.

46. "**Supplier Materials**" means all Materials provided or made accessible in connection with the Services, including via download or export from the Managed Services (excluding all Visa Data and Deliverables).

47. "**Supplier Retained IP**" means any modifications or derivative works of Supplier's Background IP incorporated in the Deliverables or Visa Output that are made solely by Supplier. For the avoidance of doubt, the background know-how, processes, methodologies, formulas, technology, proprietary databases and software (including application programming interfaces and other interfaces) shall constitute Supplier Retained IP. For the avoidance of doubt, Supplier Retained IP does not purport to cover any Visa Data or other data provided by Visa, Visa Clients, Authorised Users and Affiliates thereof.

48. "**Updates**" means all patches, updates, and new versions of the Managed Services that Supplier makes available to Supplier's other customers purchasing similar Managed Services.

49. "**Visa Brand Guidelines**" means brand guidelines as updated by Visa from time to time.

50. "**Visa Client**" means any third party (and Affiliates of that third party) with whom Visa or its Affiliates does business.

51. "**Visa Data**" means all data and information within the Visa Input and Visa Output that is collected for or received from or on behalf of Visa, a Visa Affiliate, a Visa Client, or an Authorised User, in any form, format or media (including paper, electronic and other records) that Supplier has access to, obtains, uses, maintains, stores or otherwise handles in connection with Visa or Visa Affiliates' use of the Managed Services, the performance of Services or otherwise. Visa Data includes Client Data, Visa's Confidential Information, Personal Information and Cardholder Information.

52. **"Visa Direct Authorised User"** means Visa, its Affiliates, their Personnel, and any other individuals or entities who are authorised by or on behalf of Visa or a Visa Affiliate to use the Visa Direct Managed Services.

53. **"Visa Direct Managed Services"** means services provided by Supplier under this Agreement to Visa, Visa's Affiliates, and the Visa Direct Authorised Users that are partially or wholly maintained at Supplier's facilities or at a third party's facilities on Supplier's behalf, including any software-as-a-service, platform-as-a-service, or similar "cloud" services, which may be further described in any Order. For the avoidance of doubt, the Visa Direct Managed Services do not include any Resale Managed Services.

54. "**Visa Input**" means all Materials provided or made available by Visa, a Visa Affiliate, their Personnel, a Visa Client, or an Authorised User to Supplier or its Personnel under this Agreement, any Order or any Client Contract, together with any modification or derivative work of such Materials.

55. "**Visa Output**" means all Materials provided or made accessible by or on behalf of Supplier for download or export from the Managed Services or otherwise made available or provided by or on behalf of Supplier through the Services or Deliverables, excluding Visa Input.

Schedule 2 Order Form

(Template, Sample Only)

Order #[◆] ("**Order**")

1. **General Information.**

This Order is governed by and forms part of the Managed Services Agreement with Resale Terms (Visa Contract Number: CW CW2360589, between Visa Europe Limited and PlanA.Earth GmbH with Effective Date 24th October 2023 (the "**Agreement**"). The provisions of the Agreement are hereby incorporated into this Order, and the Parties to this Order shall comply therewith.

Full Legal Name of Visa Entity:	[◆] ("**Visa**")
Full Legal Name of Supplier:	[◆] ("**Supplier**")
Relevant "Visa Client"	[◆]/[None.]
Details of corresponding "Client Contract"	[◆]/[None.]
Order Effective Date:	[◆]
Order Expiry Date:	[◆][, or until termination or expiry of the following corresponding Client Contract above.]
Order Type	This Order is for [Resale Managed Services]/[Visa Direct Managed Services].
Visa Business Unit:	[◆]
Visa Project Manager:	Name: [◆] Email: [◆] Phone: [◆]
Supplier Project Manager:	Name: [◆] Email: [◆] Phone: [◆]

2. **Managed Services.**

Managed Services:	Supplier shall provide the following Managed Services: • [Visa Direct Managed Services: ○ [◆]] • [Resale Managed Services: ○ [◆]]
Description of Managed Services	[Supplier shall provide the [[Visa Direct Managed Services]/[Resale Managed Services]] in accordance with Schedule 3 (*Service Description, Service Levels and Rules of Engagement*).] Supplier shall:

	• act and provide all Services in accordance with the Specifications listed below; • [◆].
"Order Term"	[◆]
"Renewal Term" Mechanism	[◆]
Number of Authorised Users:	The mechanism for Authorised Users shall be as follows: [◆].
"Specifications":	[◆]
Subcontractors:	☐ Supplier will not be subcontracting any Managed Services under this Order ☐ Supplier will be using Subcontractors in the provision of Managed Services under this Order. Visa consents to the use of the following Subcontractors: [◆]
Additional Obligations	[◆]

3. **Professional Services**. In respect of the provision of Professional Services, the following shall apply;

Professional Services:	[◆]
Services will be performed at the following location(s):	[◆]
Order Term:	[◆]
Intended Completion Date for Professional Services	[◆]
Training Services:	[◆]
Transition Assistance Period and Transition Plan:	Transition Period: [◆] Transition Plan: [◆]
Project Schedule:	[◆]
Deliverables:	[◆]
Specifications:	[◆]
Acceptance Criteria:	[◆]
Subcontractors:	☐ Supplier will not be subcontracting any Professional Services under this Order ☐ Supplier will be using Subcontractor(s) during the performance of Professional Services under this Order. Visa consents to the use of the following Subcontractors: [◆]

4. **Cost of the Services.**

Fees:	Managed Services: [*Insert the mechanism whereby Fees for Managed Services are calculated here.*] Professional Services: [*Insert fees for Professional Services*].
Reimbursable Expenses:	The following Reimbursable Expenses, including travel-related expenses, will be reimbursed in accordance with Section 8.3 (*Visa Guidelines*) of the Agreement and will not exceed £[◆]. [*Confirm whether any other policies beyond what is in Section 8.3 (Visa Guidelines) need to be incorporated for this purpose.*]
Total Costs Not to Exceed:	Supplier will perform the Professional Services set forth in this Order, including delivery of any Deliverables, for a charge that will not exceed £[◆].
Estimated Taxes:	☐ Inclusive of Tax ☐ Exclusive of Tax; estimated taxes are as follows: [◆]

5. **Invoicing and Payments.**

Invoicing:	Upon issuance of a valid Order, Supplier will invoice Visa pursuant to the terms of the Agreement.

6. **Signature Approval.**

The parties hereby agree to the terms of this Order as of the Order Effective Date. This Order will only be considered a valid and binding agreement upon final signature by both parties. No changes to this Order will be considered valid unless they have been made in writing and duly signed by each party. Anything to the contrary will be considered null and void.

Signed for and on behalf of **Visa Europe Limited**

Signature ……………………………..

Role ……………………………..

Name (block capitals) ……………………………..

Date ……………………………..

Signed for and on behalf of **PlanA.Earth GmbH**

Signature ……………………………..

Role ……………………………..

Name (block capitals) ……………………………..

Date ……………………………..

Schedule 3 Service Description, Service Levels and Rules of Engagement

Part 1 Services Description

1 Services

1.1 The Services to be supplied by Supplier for the direct use or resell by Visa and/or a Visa Affiliate under this Agreement are set out in the following sections. In providing the Services, Supplier may, at their discretion, provide additional services, functions, and responsibilities not expressly specified in the Agreement as necessarily required for the proper performance or provision of the Services. To the extent any customization of the Services is required by a Visa Client or Visa and/or a Visa Affiliate, these will be discussed in good faith and set out in the relevant Order.

1.2 The Parties hereby acknowledge and agree that Supplier is a software-as-a-service provider and as such, Supplier's Services and Fees are subject to ongoing enhancement and evolution. Supplier undertakes to inform Visa in a timely, comprehensive, cooperative and clear manner on all additions and changes to features, service offerings and corresponding fees made available to Clients on the Platform or otherwise, such subject to agreement between the Parties.

2 Sustainability Service ("Sustainability as a Service Solution")

2.1 The Supplier's Sustainability as a Service Solution is offered to Visa, Visa Affiliates and/or Visa business clients who will be able to manage their sustainability journey or enable their customers on this journey. The SaaS platform empowers businesses to reach their net-zero carbon emissions goals. The platform is hosted in the cloud and offers SSO logins.

2.2 The Sustainability as a Service Solution shall be as follows:

The Subscription to the Software includes the following Features:

- Carbon emissions dashboards with calculations based on GHGp
- Decarbonisation Module with sustainability action plans for emissions reduction
- Resource folder to enable communication of sustainability commitments
- ESG data collection and reporting module with support of various regulatory standards
- Calculation of carbon emission equivalents (CO_2e) from operational data, supporting the following categories

Categories supported on the platform

Emission categories	Calculation method	Required data input / additional description
Scope 1		
Stationary combustion	**Fuel consumption**	**Fuel type:** • **natural_gas (kWh)** • **coal (kg)** • **heating_oil (l)** • **diesel (l)** • **gas_oil (l)**
	BYOE (bring your own emissions)	**direct $kgCO_2eq$ input**
Mobile combustion	**Fuel consumption**	**Fuel type:** • **diesel** • **petrol**

	Average fuel consumption | Distance driven	Fuel type: • diesel • petrol
	Distance driven	Fuel type: • Unknown Vehicle type: • Van, truck, motorcycle, bike
	Distance driven and mass transported	Fuel type: • Unknown Vehicle type: • Van, truck
	BYOE (bring your own emissions)	direct kgCO2eq input
Fugitive emissions	Number of cooling equipment units	Available unit categories: • commercial refrigeration • industrial refrigeration • transport refrigeration • small self contained air conditioning • small split air conditioning • larger split air conditioning and other types of air to air systems • chiller systems • mobile air conditioning • domestic refrigeration
	BYOE (bring your own emissions)	direct kgCO2eq input
Scope 2		
Purchased heat	Heating consumption	in kWh or national average, location-based
	BYOE (bring your own emissions)	direct kgCO2eq input
Purchased electricity	Electricity consumption	in kWh or national average, location-based
	Electric vehicles: Distance driven | Average electricity consumption	distance driven per average electricity consumption
	Distance driven	Fuel type: • Electricity Vehicle type: • Van, truck, motorcycle, bike, car

	Distance driven and mass transported	**Fuel type:** • **Electricity** **Vehicle type:** • **Van, truck**
	BYOE (bring your own emissions)	**direct kgCO2eq input**
Scope 3		
Fuel- and energy related activities	**Based on input from S1 and S2**	**Emissions for this category are calculated based on input from:** • **S1 Mobile combustion** • **S1 Stationary combustion** • **S2 Purchased electricity** **No additional templates have to be filled in, in order to calculate emissions for S3C3**
Business travel	**Origin and destination**	• **travel type: flight, car, train** • **# of passengers** • **flight class (first, economy, business, unknown)** • **one way or return (for trains and cars only)**
	Distance travelled	• **travel type: flight, car, train** • **flight class (first, economy, business, unknown)** • **# of passengers** • **domestic or international (for flights only)**
	Long vs. short-haul travels	• **travel type: flight, car, train** • **flight class (first, economy, business, unknown)**
	Accommodation	• **accommodation rating (up to two stars, three stars, four stars, five stars)** • **accommodation rooms** • **number of nights**
	BYOE (bring your own emissions)	**direct kgCO2eq input**
Employee commuting	**Number of commuters per mode of transport**	**mode of transport: public transport, car, walk or bike or national average**
	BYOE (bring your own emissions)	**direct kgCO2eq input**
Downstream leased assets	**Fuel consumption (only for vehicles)**	**fuel consumption in litres or kWh [electric vehicles]**
	Average fuel consumption |	**driven in kilometres (vehicle efficiency-based) for:** • **diesel** • **petrol**

	Distance driven (only for vehicles)	• electric vehicles
	BYOE (bring your own emissions)	direct kgCO2eq input
Purchased goods & services	Spend based	cradle-to-gate, supplier location-based
	BYOE (bring your own emissions)	direct kgCO2eq input
Waste generated in operations	Weight per waste type	waste type: • plastic (kg) • glass (kg) • paper (kg) • residual (kg) • organic (kg)
	Total waste weight	total waste weight (kg) or national average
	BYOE (bring your own emissions)	direct kgCO2eq input
Upstream and downstream transportation and distribution	Spend based	Vehicle type: • Truck, van, motorcycle (optional input field) Freight type: • Air, rail, road, sea (optional input field)
	BYOE (bring your own emissions)	direct kgCO2eq input Vehicle type: • Truck, van, motorcycle (optional input field) Freight type: • Air, rail, road, sea (optional input field)
	Distance based	Fuel type: • Electricity • Unknown Freight type: • Road Vehicle type: • Van, truck, motorcycle, bike
	Distance and weight based	Fuel type: • Electricity • Unknown Freight type: • Road, rail, sea, air Air freight range: • Short, medium, long Vehicle type:

		• Van, truck, motorcycle, bike
Capital goods	Spend based	cradle-to-gate, supplier location-based
	BYOE (bring your own emissions)	direct kgCO2eq input

Decarbonisation Module

Action Plan: Set decarbonisation targets and choose climate actions (action cards) to implement your decarbonisation strategy.

- Set emissions targets (for decarbonisation)
- Users can set their decarbonisation target along with the date range in which it should be implemented
- This information is ingested and taken into consideration for making the emissions forecast presented in the corresponding chart
- Exploration of potential climate action initiatives (action cards)
- Estimates of the CO2e emission reductions
- Education on why each of these initiatives are important
- Details and tips for implementation
- Follow up on chosen decarbonisation roadmap
- Intuitive visualization of the emissions forecast over time
- Visualization of the impact of different action cards over time.

ESG Data Collection and Reporting Module

ESG Reporting: Compile ESG Reports and comply with industry-standard reporting frameworks.

- Annual Emission Reports: a feature to create a report on annual emissions including:
- Aggregated company emissions (per year, per quarter)
- Aggregated facility emissions (per year, per quarter)
- Emissions listed per category for the company (per year)
- Emissions listed per category for each facility (per year)
- ESG Reporting Standard Templates:
- Non-Financial Reporting Directive Reporting (NFRD): collect and disclose company's non-financial performance with relevant NFRD key performance indicators in-app (export in CSV format)
- Sustainable Finance Disclosure Regulation (SFDR): collect ESG data from portfolio companies, in order to report on the Principal Adverse Impact as an entity as well as the Taxonomy alignment of investments (export in CSV format):
- The SFDR Data collection template Art. 6 products only gathers data for the reporting on the Principal Adverse Impact of the financial market participant
- Additionally to the indicators of the SFDR Data collection template Art. 6 products, the SFDR Data collection template Art. 8 & 9 products also gathers information on the % of Taxonomy alignment of the portfolio companies, in order to be able to report on the % of Taxonomy alignment of the financial market participant's investments

- Task Force on Climate-related Financial Disclosures (TCFD): collect and disclose your climate-related business information in accordance with the TCFD reporting guidelines (export in CSV format).
- UK SECR Reporting: collect and disclose the data for your SECR Report (export in CSV format).
- ESG Reporting Template Builder: the template builder gives users the possibility to create custom ESG report templates
- ESG Reports Table: a feature that gives our clients transparency on the reports they have created and lets them manage their reports and the reports they have requested from others.
- ESG Overview Page: a page that shows the user the aggregation of the results of numeric, multiple and single choice and scale questions. The user can export the data as a CSV file.

Specific Solution Functionalities

Scientific backing. Supplier follows the GHG Protocol. Methodologies are audited every year by TÜV Rheinland and certified for rigorously following the GHG Protocol's approach.

Dashboarding and breakdown of data.

High level mapping: Facility vs Company emissions. Map emissions data for companies broken down per scope of emission category and over time. Users can also map emissions data per facility broken down in the same way. Every scope category has its own breakdown: examples are per supplier per goods/services for supplier emissions, per types of transportation for transportation emissions.

Filtering the data being presented on a dashboard. A user can filter all the data being presented in the charts on the dashboard view. The user will have the ability to either use default filters (Country, Emission category, Scope) or add custom fields to the data they upload and filter for custom data inputs (e.g. Facility, Project, Business unit).

Real-time chart breakdowns for default or custom fields. A user can break down the data visualized in charts into more granular chunks to understand the actual shares of a total. The user can either break down charts by default options like country, to see the share of each country OR the user can again use custom fields uploaded with their data to break down charts by e.g. facility, project, business unit, etc…

User admin. Differentiation between two users roles:

Admin: may invite other users, delete other users or change the role of users

Contributor: may not invite other users, delete other users or change the role of users

Both admin and contributor roles have the same access role to the platform.

Audit trail. Allows users to see who uploaded which file per emission category. Includes time and the ability to download, replace and delete files.

Data tagging. Users can cluster emissions for a specific group (i.e. department, business unit, project) and see the respective emissions on the dashboards.

Support. Support depends on the customer tier. It ranges from dedicated Customer Support to ticketing. An extensive FAQ is available to cover most asked questions. Supplier shall support in English, French, German Supplier offers on-platform support via a chat-function embedded in the platform. This is linked to an extensive help-centre to cover most asked questions and allows customers to raise tickets as needed. Further detail on support levels are as described in this Schedule 3 (*Service Description, Service Levels and Rules of Engagement*) and/or the relevant Order.

Self learning

- Micro-learning integrated directly on the platform
- Integrated learning resources including bespoke videos available directly on the platform
- Videos, documents, and other guides are available on request
- Resources for both platform use and education
- Dedicated help-centre for system FAQs and training
- Resource centre for learning and education topics so clients can go deeper on sustainability

- Modular content can be modified or added to based on client specific needs, according to subscription plan, and as further defined in this Schedule and/or the relevant Order.

3 Professional Services

3.1 The Professional Services shall be as follows:

(a) **Visa Training**

- The Supplier shall provide Visa and Visa Affiliates with resources as reasonably required by Visa to support the training needs for Visa and its Visa Affiliates sales and account executive teams reselling the Services to Visa Clients. The training resources shall include:
- Onsite and/or remote training. The training will be performed either onsite in Berlin at the Suppliers premises or remotely, subject to the party's prior written agreement.
- End to end demonstration and/or training of the Sustainability as a Service Solution (including training on all Updates) for Visa to better understand the Services on a quarterly basis. The exact time to be agreed between the parties and set out in the Customer Services Agreement or Order, as applicable; and
- Access to any training documentation that may be required by Visa and Visa Affiliates.

(b) **Additional Services**

- Visa Client Workshops. The Supplier will provide Visa Clients with:
  - An end-to-end demonstration of the Suppliers Sustainability as a Service Solution (including training on all updates) for Visa Clients to better understand the Services on a quarterly basis. The exact time to be agreed between the parties.
  - Onboarding training to better understand the Services on a quarterly basis. The exact time and additional costs to be agreed between the parties.

(c) **Customer Success Services**

- Plan A provides Success and Support Services through its customer support team, the hours of which are as follows:
  - An assigned Customer Success Manager (CSM) provided by Supplier, available for Clients on regular working days from 9:00-18:00 (CET).
  - A technical support channel to help clients on technical issues and troubleshooting; this channel is monitored on regular working days from 9:00-18:00 (CET).
- Dedicated customer success managers are only available to customers who have purchased a pro or above package. For customers on an essential package, community support is available via the platform and a dedicated email address.
- For Customer Services, the scope of Services depends on the level of services agreed upon in the Agreement and/or relevant Order.

	Essential Customer Support	**Pro Customer Success**
Onboarding/Training	1 Hour Onboarding Call Access to Help Centre and training resources	1 Hour Onboarding Call Two additional onboardings upon request Up to three hours of training on custom modules as needed
Data Sourcing	Guides and templates available on platform and on Resource Centre	Workshops available on data sourcing and templates

Data Collection	Frontline support for calculation help and troubleshooting	Survey templates and employee one engagement workshops led by a dedicated Customer Success Manager
Reporting	Aggregated report available on platform	Aggregated report available on platform
Reduction	Tools and learning materials on platform	Guidance on target setting and reduction strategy.
Stakeholder engagement	Guidance on internal and external activities through learning platform	Senior stakeholder engagement (up to 2 hours), e.g. participation in board meetings or advisory board meetings, as well as assistance with preparing Client for such meetings Engagement on sustainability strategy including quarterly business review meetings to tracking of key performance indicators to be mutually defined between Plan A and Client

The following conditions are agreed upon by the Parties with regards to Customer Success Services:

Client is responsible for input data quality and understands that input data quality is correlated to result output quality. This is inclusive of:

- Input errors leading to erroneous calculations
- Lack of data in key categories
- For services where Supplier is responsible for data adjustment, data that is incorrectly aggregated or given in a format other than that which is requested by Supplier (such as .pdfs or in languages not supported by Supplier)
- Client understands that all data which is provided needs to reflect the format and template as requested by Supplier, unless explicitly listed as a line item in the Fees section in the relevant Order.
- It is expressly agreed between the Parties, that Supplier will not be responsible for adjusting or adding Client data into the platform as part of the Services, unless explicitly listed as a line item in the relevant Order.

Deadlines shall be mutually agreed upon between Client and Supplier and shall be based on estimates of the extent of the Services required and according to particulars and information supplied by Client. Supplier reserves the right to change the date for completion of Services and will notify the Client if necessary. Client agrees that all cooperation required of Client or Client's employees or agents shall be provided in a timely manner to achieve these deadlines and milestones, and Supplier has a right to delay delivery milestones if such cooperation is not provided in a timely manner.

Client is responsible for managing timeline and ensuring that data is collected in correspondence with any external reporting deadlines, e.g. financial report or project deadlines.

When custom reports are included in the services offered or agreed upon by Supplier, Client recognizes that these reports may take up to four weeks for delivery after data transfer has been completed, due to quality assurance, report writing, and other considerations. Client is responsible for ensuring timely data transfer to avoid reporting delays.

If, after the delivery of custom reports or custom calculations, Client requires additional calculations due to revised Client data or a request for details not agreed upon within the scope, Supplier has the right to charge for additional efforts or refuse these requests.

d. Consulting Services

Package Name	Objectives
Stationary combustion	Measure the emissions related to onsite combustion of fuels e.g. for the purposes of heating via burning of natural gas or fuel oil
Purchased Goods and Services - Textiles	Measure the cradle-to-gate emissions of purchased textiles; namely: fibers primary production; spinning; yarning; weaving; wet and dry processing; sizing and other manufacturing at Tier 1 supplier
Purchased Goods and Services - IT Hardware	Measure the cradle-to-gate emissions of purchased IT hardware, e.g. desktops and mobile phones by the reporting company.
Fuel & Energy related activities	Measure the supply chain impacts of fuels and electricity used by company vehicles and facilities (S3 of S1&2).
Upstream & Downstream transportation - Generic	Measure distances for the purposes of the Plan A Transportation Module, which then calculates transportation related emissions. Required when user does not have distance data.
Use of Sold Products - Textiles & Ready-to-Wear	Measure the Use phase emissions of textiles and Ready-to-Wear (RtW) garments, namely: emissions related to energy use of care: washing, ironing, drying etc.
End of life treatment of Sold Products - Fashion	Measure the emissions from the waste disposal and treatment of products sold by the reporting company (in the reporting year) at the end of their life. This category includes the total expected end-of-life emissions from all products sold in the reporting year.
Investments - PCAF Economic Activity Method	Measure the emissions related to investments based on the Economic Activity method
Investments - Reported Emissions Method	Measure the emissions related to investments based on the Reported Emissions Method
Target Setting (science based or otherwise) - Basic	User has interest to understand the steps involved for target setting and understanding the fundamental goals and potential outcomes of choosing a specific decarbonisation pathway
Target Setting (science based or otherwise) - Pro	User has interest to understand the steps involved for target setting and understanding the fundamental goals and potential outcomes of choosing a specific decarbonisation pathway
Decarbonisation Basic	User has interest to decarbonise, has baseline emissions but the use case is complicated - lack of technical and financial know how
Decarbonisation Pro	User has interest to decarbonise, has baseline emissions but the use case is complicated - lack of technical and financial know how
ESG reporting support - Package S	User wants to start reporting on ESG performance but DOES NOT KNOW which reporting frameworks or regulatory requirements are relevant for their company / HAS NOT created an ESG survey already.

Part 2 Service Levels

1 General

1.1 The terms set forth in this Schedule shall apply to all Managed Services. Additional provisions relating to such Managed Services may also be as set forth in an Order. This Schedule documents the agreed upon method by which Visa will measure and manage Supplier's delivery of the Services, and describes the SLA Credits and certain rights that will result from Supplier's failure to deliver the Services in accordance with the standards of performance set forth in this Schedule.

2 Definitions

2.1 "**Error**" means any bug, defect, or error in the Managed Services;

2.2 "**Severity Level 1**" is an emergency condition which makes the use or continued use of any one or more functions of the Managed Services impossible or significantly impaired;

2.3 "**Severity Level 2**" is, other than any Severity Level 1 Problem, any condition which makes the use or continued use of any one or more functions of the Managed Services difficult and which Visa cannot reasonably circumvent or avoid on a temporary basis without the expenditure of significant time or effort;

2.4 "**Severity Level 3**" is, other than any Severity Level 1 Problem or Severity Level 2 Problem, any limited problem condition which is not critical in that no loss of Visa Data occurs and which Visa , Visa's Affiliates, Visa Clients, and any Authorised Users can reasonably circumvent or avoid on a temporary basis without the expenditure of significant time or effort;

2.5 "**Severity Level 4**" is, other than any Severity Level 1 Problem, Severity Level 2 Problem or Severity Level 3 Problem, a minor problem condition or documentation error which Visa , Visa's Affiliates, Visa Clients, and any Authorised Users can easily circumvent or avoid.

2.6 "**System Availability**" will be calculated on a monthly basis using the following formula:

$$\left(\frac{Total\ Scheduled\ Availability - Downtime}{Total\ Scheduled\ Availability}\right)$$

3 **Generally.** Supplier shall maintain and support the Managed Services to ensure performance in accordance with this Schedule. Supplier shall, at Supplier's expense, promptly repair the Managed Services to fix any Errors. Supplier shall provide the Managed Services on a 24x7 basis, 365 days per year.

4 **Service Level.** During the Order Term, Supplier shall maintain 99.9% System Availability over one-month periods (the **"Service Level"**).

For the avoidance of doubt, the following shall not be considered "Downtime" for the purposes of the calculation of System Availability: (i) scheduled maintenance which Visa was alerted to at least two weeks in advance; (ii) insofar as such downtime is not either wholly or partially caused by Supplier, downtime caused by fundamental issues with core internet infrastructure which causes large-scale disruptions, such as the disruption of Amazon Web Services (AWS); (iii) issues deriving from a fault with Visa's computing devices, local area networks or internet service provider connections.

Supplier shall maintain and support the Managed Services to ensure performance in accordance with this Schedule. Supplier shall, at Supplier's expense, promptly repair the Managed Services to fix any Errors. Supplier shall provide any support Services during normal working hours, defined as 900-1800 CET, Monday-Friday, excluding National Holidays.

5 System Maintenance

5.1 System maintenance, including scheduled and emergency maintenance, in any given month shall not exceed ten minutes per month, and will only be performed on weekdays between the hours of 18:00 - 20:00 CET.

5.2 Supplier shall provide Visa, Visa's Affiliates, Visa Clients, and any Authorised Users with at least two weeks' prior written notice of any scheduled maintenance of the Managed Services. Supplier shall provide such notices to Visa's Project Manager listed within the applicable Order.

5.3 Supplier shall provide Visa, Visa's Affiliates, Visa Clients, and any Authorised Users with at least sixty minutes' advance written notice for unscheduled emergency maintenance of the Managed Services. Supplier shall provide such notices to Visa's Project Manager and any other contacts provided with respect to Visa's Affiliates, Visa Clients, and any Authorised Users listed within the applicable Order.

6 **Reporting:** Supplier shall provide monthly reports to Visa, Visa's Affiliates, Visa Clients, and any Authorised Users, on request, that include Supplier's performance with respect to the Service Level and such other metrics as reasonably requested by Visa from time-to-time.

7 **SLA Credits.** If Supplier fails to meet the Service Level, Supplier shall give Visa credits calculated as follows (the **"SLA Credits"**):

7.1 If the System Availability during any given month falls below the Service Level, Supplier shall provide Visa with an SLA Credit equal to the percentage of the Fees for the Managed Services applicable to the month in which the Service Level failure occurred corresponding to the System Availability Level set forth in the chart below:

System Availability Level	SLA Credit
Every full 1% below 99.9% availability	5% of Fees for the Managed Services applicable to a 1% service failure during the month in which failure occurred, capped at a 100% SLA. To illustrate: • if the Service Level was 98.9% for a given month, the SLA Credit for that month would be 5%; • if the Service Level was 97.9% for a given month, the SLA Credit for that month would be 10%; • if the Service Level was 79.9% for a given month, the SLA Credit for that month would be 100%; and • if the Service Level was 20% for a given month, the SLA Credit for that month would be 100%.

7.2 **SLA Credit Procedures.** Supplier shall, at Visa's option, either: (A) credit all SLA Credits accrued to Visa in the month in which the SLA Credits accrue; or (B) pay such SLA Credits to Visa within thirty days after the end of the month in which such SLA Credits accrue. Visa's receipt of SLA Credits shall not limit Visa's rights to pursue any other remedies available to Visa under the Agreement, at law or otherwise, arising out of the Service Level failure giving rise to the SLA Credit.

8 **Chronic SLA Failure.** In addition to the SLA Credits set forth in Section 7 (SLA Credits) of this Schedule, if Supplier fails to meet the Service Level in any two months in a rolling six-month period during the Order Term, Visa may terminate the Agreement or the applicable Order immediately upon written notice to Supplier and the Effect of Termination Section of the Agreement shall apply.

9 **Updates and Upgrades.** Supplier shall make available to Visa, Visa's Affiliates, Visa Clients, and any Authorised Users any Updates to the Managed Services and all Updates will be deemed part of the Managed Services. If suspension or impeding the Managed Services to implement Updates becomes necessary or implementation of Updates must occur outside of the agreed System maintenance timeframes, then such interruption of Services must be scheduled at a time that Visa approves in writing.

10 **Availability and Contacts.** Supplier shall make technical support available to Visa, Visa's Affiliates, Visa Clients, and any Authorised Users by way of the contact information set out below, during normal working hours defined above. Supplier's support personnel shall provide Visa with remote assistance for help in using and operating the Managed Services and to accept reports of Errors. Supplier shall ensure that each of its

Personnel performing any Managed Services or support Services are experienced, knowledgeable, and qualified in the use, maintenance, and support of the Managed Services.

10.1 Contact information for technical support is as follows: Email: support@plana.earth.hs-inbox.com

11 **Error Correction.** If Visa, Visa's Affiliates, Visa Clients, or any Authorised User reports to Supplier any Error (the Severity Level to be reasonably determined by the Supplier), Supplier shall, depending on the Severity Level, respond to the notice, provide a workaround for the Error, and/or resolve the Error within the timeframes in the chart below, starting from the time Visa, Visa's Affiliates, Visa Clients, or any Authorised User notifies Supplier of the Error.

Severity Level	Response Time	Workaround Time	Resolution Time
Severity Level 1 Problem	2 hours of being notified by the Client to explain root cause, and alerting the Client within 1 hour when the service is restored	1 hour	4 hours
Severity Level 2 Problem	24 hours of being notified by the Client, and within 8 hours if such an incident occurs during a working day	1 day	5 days
Severity Level 3 Problem	5 working days, defined as Monday-Friday, with the exception of German public holidays	5 days	Earlier of 30 days or next update
Severity Level 4 Problem	5 working days, defined as Monday-Friday, with the exception of German public holidays	5 days	Notice of response or fix is due back in a timely fashion

12 **General Obligations.** Supplier shall: (A) monitor the Managed Services and supporting infrastructure controlled or maintained by Supplier for Errors; (B) identify root causes for any Errors; (C) correct Errors; and (D) minimise recurrences of Errors and missed Service Levels. Following the occurrence of any Error, upon Visa, Visa's Affiliates, Visa Clients, or any Authorised Users request, Supplier shall promptly provide to Visa Supplier's plan for remediating the Error.

Part 3 Rules of Engagement

1 Definitions

1.1 These Rules of Engagement shall apply to any Resale Managed Services. Should Supplier provide Visa Direct Managed Services, specifications shall be added in the relevant Order.

1.2 For the purposes of this Part, the following abbreviations are used:

(a) **"AE"** means Account Executive;

(b) **"Prospect"** means a potential prospect of interest, prior to being qualified by mutual agreement of the Parties. For the avoidance of doubt, all Prospects shall be considered Visa Clients;

(c) **"Qualified Prospects"** means a Prospect which has been qualified, as discussed and agreed upon by the Parties in line with the Rules of Engagement described below. For the avoidance of doubt, all Qualified Prospects shall be considered Visa Clients;

(d) **"Supplier T&Cs"** means for Supplier's Terms and Conditions relating to the usage of Supplier's Software and Services (including the Resale Managed Services);

(e) **"VCS"** stands for Visa Commercial Solutions; and

(f) **"VSS"** stands for Visa Sustainability Solutions.

2 Roles and Responsibilities

2.1 The Parties herein undertake to act in good faith and use their best efforts to collaborate in the best possible manner, to ensure the appropriate level of engagement from each side.

2.2 Supplier undertakes to be involved, as needed, in sales process' stages, and to support Visa.

2.3 Except as explicitly agreed otherwise, the following **"Rules of Engagement"** shall, in particular, apply to the Parties in relation to the provision of Resale Managed Services to a Client.

Stage	Responsibilities
Demand Generation	Supplier shall: o Provide sales collateral, go-to-market (hereafter **"GTM"**) material and pricing to enable Visa's reselling of Supplier Services; o Assist to co-build Visa branded sales collateral; o Update GTM materials and sales collateral based on Visa and Supplier AE feedback; o Ensure Visa AEs are appropriately enabled with collateral and trained to resell Services to Visa Clients. This should include initial in-person/online training for Visa AEs on existing and new Supplier materials; o Support Visa with general queries and qualification status; o Support Visa to trigger opportunities into GTM plan; o Develop the leads, generate demand, and share status with Visa to create follow-up; o Collaborate with Visa on a continuously updated list of target Prospects. Visa's involvement in the provision of the Services during this stage may include: o Support and refine Prospect list; o Create sales materials based on Supplier provided materials (decks, demo video's etc.); o Generate and streamline demand; o Develop the leads and share updates to Supplier; o Share feedback to Supplier from target Prospect and Visa AE to develop and enhance Supplier's offering.
Prospecting	Supplier shall: o Identify new sales and upsell opportunities; o Consult and accompany Visa at any stage for Qualified Prospects and provide materials/inputs to enable the resell; o Provide Visa (AEs, VSSs, VCSs) sufficient information on Supplier's existing leads to ensure aligned prospecting & discovery process flow. Visa's involvement in the provision of the Services during this stage may include:

	o Identify new sales and upsell opportunities; o Promote, market and pitch the joint value proposition to Qualified Prospects to complete prospecting phase; o Ensure account planning for potential Qualified Prospects; and o Provide feedback on the qualification criteria to Supplier, so qualification targeting can be reiterated.
Qualifying; Needs Analysis	Supplier shall: o Help shape and run workshops and sales-oriented calls with Qualified Prospects to ensure Visa is supported on the resell; o Collect learnings and provide feedback to Visa; and o Update and improve Prospect & Qualified Prospect-facing and internal training materials, as needed. Visa's involvement in the provision of the Services during this stage may include: o Assess Qualified Prospects and share these without undue delay with Supplier; o Gather solution requirements and feedback; o Lead on confirming Qualified Prospect interest and organise consequent meetings required; and o Provide feedback to Supplier and internally to ensure sales collateral is updated.
Deal Structuring; Client Proposal	Supplier shall: o Assist Visa to build the offer to Qualified Prospect; o guide Visa AE's on pricing, based on the agreed pricing principles, as stated in Schedule 13 (*Pricing Principles*); o Structure and trim the scope of the offer, in dialogue with the Visa AE and Visa relevant teams; o Ensure alignment with Visa AEs/relevant team on objective and approach to Qualified Prospect; and o Support Visa to complete the offer. Visa's involvement in the provision of the Services during this stage may include: o Position business case for Qualified Prospect; o Support relationship structuring and manage the contact to the Qualified Prospect; and o Ensure alignment with Supplier AEs team on objective and approach to Qualified Prospect.
Contracting	Supplier shall: o Continuously align on the proposed offer with Visa AE, VCS, VSS; o Assist the offer's negotiation; o Update the offer with commercial inputs, as needed, and enable signing of the offer; o Provide to Visa the relevant scope of services and legal terms; o Ensure clear process on fees and invoicing, in a transparent and auditable manner. Visa's involvement in the provision of the Services during this stage may include: o Ensure commercially agreed terms and scope of services are translated into a legal agreement, e.g., a Client Service Agreement; o Provide guidance on final decision-making on the offer; o Set up billing processes with Qualified Prospects and infrastructure to enable Fee payment, as agreed o Ensure clear process on fees and invoicing, in a transparent and auditable manner; o Align with Supplier on timing and organisation of signature of Supplier T&Cs by Qualified Prospects; o Assist, as necessary and agreed, Qualified Prospects signing Supplier's T&Cs.
Implementation	Supplier shall: o Onboard Qualified Prospects as per Orders and this Agreement; o Provide support and Professional Services to Qualified Prospects as per Orders and this Agreement; o Manage Qualified Prospect relationship and expectations as per Order and this Agreement;

	o Discuss in good faith any customization / consulting and/or additional Services with Qualified Prospect; and o Discuss potential upsell and/or renewal. Visa's involvement in the provision of the Services during this stage may include: o Assign a point of contact for Qualified Prospect and Supplier in connection to the management of any Client Contract; o Ensure ongoing communication with Supplier on Qualified Prospects demands and satisfaction; o Align with Supplier on Qualified Prospects' specific processes, considerations, or requirements; o Provide feedback to Supplier on Qualified Prospects' observations, if any, regarding Supplier product, process or Service.
Relationship Management	Supplier shall: o Perform the Services as per each Order; o Manage contract performance and renewal/upsell, as in alignment with Visa AE; o Provide support and issue resolution; o Provide ongoing training to Visa counterparts if necessary and help arrange enablement sessions; o Align with Visa AE on progress and keep relevant Visa stakeholders informed. Visa's involvement in the provision of the Services during this stage may include: o Assist Supplier with contract management and provide support for issue resolution; o If there are technical issues or any other solution-based challenges faced by the Qualified Prospects, shared by such Qualified Prospects to Visa, Visa will pass these on to Supplier to resolve in a timely manner and any applicable Order.

2.4 The Parties will act in good faith at all times to ensure Client satisfaction and will collaborate on an ongoing basis formally and informally on any Client Contract.

2.5 For the avoidance of doubt, Visa's compliance with Paragraph 2.1 above shall not be construed as a pre-requisite for Supplier's provision of any Services under this Agreement.

3 Non-Solicitation without Visa Involvement; Audit

3.1 Supplier shall not, directly or indirectly, solicit, engage, or provide services (additional or otherwise) to any Visa Clients, or Resale Service Authorised Users thereof, which are the subject of a Client Contract during the term of this Agreement and for a period of six (6) months post termination or expiration, without:

(a) Visa being promptly, but in any event no later than the completion of such solicitation, engagement or provision of services, notified of such; and

(b) any proceeds, revenues or profits of which being accounted for under this Agreement and made payable to Visa.

3.2 Visa reserves the right to, during normal business hours, audit Supplier's records to confirm Supplier's compliance with this Paragraph 3 (*Non-Solicitation without Visa Involvement*).

3.3 The Parties act in good faith when complying with this Paragraph.

Part 4 Meeting and Reporting Obligations

1 General

1.1 Supplier and Visa shall comply with this Part 4 (*Meeting and Reporting Obligations*).

2 Reporting, Meetings and Responsibilities

2.1 Supplier shall engage with the following meetings and reporting obligations:

Type	Obligation
Monthly & Quarterly Reporting	Supplier shall provide an informal monthly report detailing the profits made with Visa that fall under: (i) this Agreement, as well as sales leads then being pursued. To ensure transparency and accountability, the Parties agree on the reporting procedures as follows: o Specify the frequency and format of commission reports and who should provide them; o Define the timeframe within which report should be submitted. o Describe the level of detail required in these reports, including Client information, transaction details, and commission calculations. Supplier will send to Visa a **"Quarterly Report"**, which shall contain: o the introduction list, new Client contacts made by Supplier; o a summary of any activities carried out in respect of prospective customers/sales leads; o an update of progress made with prospective customers; o a clear update on profits made with current customers; o a full breakdown of the total package of Services sold to each Visa Client, Resale Service Authorised User and corporate by business name; o details of all revenues generated by Supplier through the relationships established under or otherwise deriving from this Agreement; o a full breakdown of all renewals with and additional or ancillary services sold to such Visa Clients and Resale Service Authorised Users; o any other information reasonably required for the purposes of verifying, billing, invoicing and paying for the Services; o any requests from Visa Clients or Resale Service Authorised Users to purchase additional services from Supplier directly; and o any other information reasonably requested by Visa relating to this Agreement. Visa shall advise if it disagrees with the contents of the Quarterly Report within five (15) Business Days of receipt, failing which the receiving Party shall be deemed to have agreed to the Report.
Regular Meetings	Unless otherwise agreed, the Parties shall meet (which can include virtually) on a quarterly basis to discuss the Quarterly Report and any other matters relevant to the Parties relationship and the performance of this Agreement (the **"Quarterly Meeting"**). The agenda and the attendees of each Quarterly Meeting will be agreed by the Parties in advance and circulated by Supplier. Regular, as later agreed updates of the sales pipeline between Supplier, Visa VSS and VCS will provide the space to elaborate on sales leads and progress. A quarterly Steer-Co between senior stakeholders from Supplier and critical Visa Stakeholders in VSS and VCS will serve for quarterly strategic alignment of all stakeholders.
General Reporting Obligations	Supplier shall notify Visa of any additional or upsold services provided by Supplier to Visa Clients or Resale Service Authorised Users, including any requests by and discussions with such Visa Clients or Resale Service Authorised Users for additional

	or upsold services. The Parties shall work in good faith with a mind to remunerating Visa for any such additional or upsold services. To ensure transparency and accountability, the Parties agree on the reporting procedures as follows: o Specify the frequency and format of commission reports and who should provide them. o Define the timeframe within which report should be submitted. o Describe the level of detail required in these reports, including Client information, transaction details, and commission calculations.

Schedule 4 Professional Services Requirements

Intentionally blank.

Schedule 5 Visa Standard Privacy Terms

This Schedule applies to all Processing of Personal Information under the Agreement and is intended to demonstrate compliance with applicable privacy, security, and data protection laws. For the avoidance of doubt, Supplier agrees that it will ensure its Sub-processors comply with the requirements of this Schedule as if they were Supplier.

1. **Definitions.** The following capitalised terms have the meanings provided below and, where applicable, will be interpreted based on the definitions given to them in the Privacy Laws. Capitalised terms not defined below shall have the meaning set forth in Schedule 1 (*Definitions*) to this Agreement. In the event of a conflict between the definitions given in Schedule 1 (*Definitions*) and those given in this Schedule, those given in this Schedule shall prevail only insofar as they are used in this Schedule.

   (a) "**Cardholder Information**" or "**Cardholder Data**" means, with respect to a payment card or other payment technology: (i) the account holder's name, PAN or account number, service code, card validation code/value, PIN or PIN block, valid to/from dates and/or magnetic stripe data and (ii) information relating to a payment transaction that can be associated with a specific account.

   (b) "**Controller**" means the natural or legal person, public authority, agency or other body which, alone or jointly with others, determines the purposes and means of the Processing of Personal Information.

   (c) "**Data Breach**" means a "personal data breach" (as defined in the GDPR), a "breach of the security of a system" or similar term (as defined in any other applicable Privacy Law) or any other event that compromises the security, confidentiality, or integrity of any Personal Information. Data Breach includes, for example, incidents that involve unauthorised, unlawful, or accidental use, disclosure, loss, alteration, destruction of, or access to any Personal Information.

   (d) "**Data Subject Request**" means any request by an individual (or by another person acting on behalf of an individual) to exercise a right under any Privacy Law, or any other complaint or inquiry or similar communication about the Processing of the individual's Personal Information.

   (e) "**EEA Standard Contractual Clauses**" means the Standard Contractual Clauses set out in the European Implementing Decision (EU) 2021/914 on standard contractual clauses for the transfer of personal data to third countries pursuant to Regulation (EU) 2016/679, as amended or replaced from time to time by a competent authority under the relevant Privacy Laws.

   (f) **"European Personal Data"** means personal data (as defined in GDPR) subject to the laws of the European Economic Area (EEA), Switzerland and the United Kingdom.

   (g) "**GDPR**" means Regulation (EU) 2016/679 of the European Parliament and of the Council of 27 April 2016 and any national data protection laws implementing that Regulation.

   (h) "**Personal Information**" or "**PI**" means any data Processed in connection with the performance of the Services that is protected as "personal data", "personally identifiable information" or "personal information" under Privacy Laws, including any and all information that (alone or when used in combination with other information) is capable of being associated with, or could reasonably be associated with, an individual. Personal Information includes obvious identifiers (such as names, addresses, email addresses, phone numbers and identification numbers) as well as Cardholder Data, biometric data, and any and all information about an individual's computer or mobile device or technology usage, including (for example) IP address, MAC address, unique device identifiers, unique identifies set in cookies, and any information passively captured about a person's online activities, browsing, application or hotspot usage or device location.

   (i) "**Personnel**" means a Party's employees, contingent workers, agents, consultants and individual contractors.

   (j) **"Privacy Law(s)"** means any applicable law, regulation, rule or other mandatory legal obligation which regulates the Processing of Personal Information or that otherwise relates to data protection, data security or Data Breach notification obligations for Personal Information, including (without limitation and only as applicable between the Parties) the U.S. Gramm-Leach-Bliley Act (GLBA); the GDPR; the UK GDPR; Directive 2002/58/EC concerning the processing of personal data and the protection of privacy in the electronic communications sector; the Canadian Personal Information Protection and Electronic Documents Act (PIPEDA); the Australian Privacy Act 1988 (including the Australian Privacy Principles); the California

Consumer Privacy Act (CCPA) as amended, superseded or updated from time to time; the Brazilian General Data Protection Law (Law 13.709/2018) (LGPD); and similar laws.

(k) "**Processing**" means any operation or set of operations that is performed upon Personal Information or on sets of Personal Information, whether or not by automated means, such as collection, recording, structuring, storage, alteration, accessing, consultation, use, copying, disclosure, combination, de-identification, redaction, erasure or destruction. (**"Process"** and **"Processed"** are construed accordingly.)

(l) "**Processor**" means a natural or legal person, public authority, agency or other body which Processes Personal Information on behalf of the Controller.

(m) **"Relevant Services"** means any and all products or services provided by Supplier under the Agreement which involves the Processing of Personal Information.

(n) "**Sub-processor**" means a third party, including an affiliate of Supplier, that Processes Personal Information in the course of providing services to Supplier or that has access (even inadvertent access) to any Personal Information. For the avoidance of doubt, Sub-processors are considered Subcontractors.

(o) **"Swiss DP Laws**" means the Federal Act on Data Protection of June 19, 1992 (as updated, amended and replaced from time to time), including all implementing ordinances.

(p) "**Transfer**" means to transmit or otherwise make any Personal Information available across national borders in circumstances which are restricted by Privacy Laws, whether to Supplier, or to a third party (including to any Affiliate or Sub-processor), either by physical movement of the Personal Information to such third party or by enabling remote access to the Personal Information by other means.

(q) "**UK GDPR**" means the GDPR as transposed into United Kingdom national law by operation of section 3 of the European Union (Withdrawal) Act 2018 and as amended by the Data Protection, Privacy and Electronic Communications (Amendments etc.) (EU Exit) Regulations 2019.

(r) **"UK IDTA"** means the International Data Transfer Addendum to the EEA Standard Contractual Clauses issued by the UK Information Commissioner under section 119A(1) Data Protection Act 2018.

(s) "**Visa Systems**" means all technology solutions and equipment, all associated or interconnected network equipment, routers, embedded software, and communication lines, and all components of any information system or equipment owned or operated by, or operated on behalf of, Visa, its Affiliates, or any Visa Client.

2. **Processing of Personal Information.** Supplier will Process Personal Information only as necessary to perform under the Agreement, in accordance with Visa's or Visa's Affiliates' written instructions or as needed to comply with law. Annex 1 contains the subject matter and a general description of the Processing activities to take place under the Agreement, including contact information for those Supplier Personnel who have primary responsibility for privacy and data security. Supplier will update Annex 1 and provide the updated version to Visa as needed to inform Visa of any changes, including any changes to the privacy and security contacts, Sub-processors, and Transfers. The Parties agree that the Agreement and this Schedule set out Visa's complete and final instructions to Supplier in relation to the processing of Personal Information.

3. **Scope and Roles of the Parties**. The Parties hereby acknowledge and agree that depending on applicable Privacy Law, Visa is the Controller or Business, and Supplier is acting on behalf of Visa as the Processor or Service Provider with respect to the Personal Information, except where Visa acts as a Processor of Personal Information, in which case Supplier is a Sub-processor.

4. **Compliance**. Each party must use reasonable efforts to stay informed of the legal and regulatory requirements for its Processing of Personal Information. Visa will comply with those obligations under Privacy Laws applicable to it as a Controller and Supplier will comply with those obligations under Privacy Laws applicable to it as a Processor. Supplier will promptly notify Visa if, in its opinion, the instructions given by Visa or its Affiliates for Processing violate any law. Supplier will also promptly notify Visa of any circumstances that may prevent it or any Sub-processor from complying with its obligations under any applicable Privacy Law or this Schedule.

5. Specific Compliance Requirements. To the extent applicable:

(a) **CCPA**: In the event that Supplier processes Personal Information subject to the California Consumer Privacy Act (**"CCPA"**) or any similar applicable U.S. State consumer privacy act, Supplier agrees to the terms set forth in Annex 3.

(b) If the Personal Information includes "protected health information" as defined in the U.S. Heath Information Portability and Accountability Act (HIPAA), Supplier and Visa agree that the Visa Business Associate Agreement Terms are incorporated herein as required by HIPAA.

(c) If the Personal Information includes European Personal Data, Supplier and Visa will ensure adequate protection for the European Personal Data. The parties will ensure adequate protection for any Transfers of European Personal Data using the mechanism(s) indicated in Annex 1 and (as applicable) Annex 4. In the event that relevant authorities or courts determine that the Transfer mechanism selected is no longer an appropriate basis for Transfers, Supplier and Visa will promptly take all steps reasonably necessary to demonstrate adequate protection for the European Personal Data using another approved mechanism.

(d) If the Personal Information includes any Personal Information subject to the laws of Brazil, Supplier acknowledges that such Personal Information is subject to the LGPD. The parties will ensure adequate protection for any Transfers of Personal Information subject to the LGPD using the mechanism indicated in Annex 1.

(e) If performance under the Agreement involves Supplier's collection of Personal Information on behalf of Visa directly from individuals, Supplier will provide the individuals with a clear and conspicuous privacy notice, which notice will either be (i) Visa's or its Affiliate's privacy notice, or (ii) Supplier's privacy notice, provided that such notice must address any legal requirements for such notices in the jurisdictions where it is given, be translated into the languages regularly used in connection with Supplier's interaction with the individuals, and indicate that Supplier is Processing the data as a Processor on behalf of its customers. All such notices must be approved by Visa.

6. **Supplier Personnel.** Supplier will limit access to the Personal Information to its Personnel that need to access Personal Information to perform under the Agreement. Prior to allowing Personnel to Process Personal Information, Supplier will (i) conduct an appropriate background investigation of the individual as permitted by law (and receive an acceptable response), (ii) require the individual to execute an enforceable confidentiality agreement, and (iii) provide the individual with appropriate privacy and security training. Supplier will also monitor its Personnel for compliance with this Schedule and apply appropriate disciplinary measures for individuals that fail to comply.

7. **Additional Requirements for Supplier Personnel with Access to Visa Facilities or Systems**. For all Supplier Personnel who perform unescorted services onsite at a Visa or Visa Affiliate facility or who have access to Visa Systems:

(a) As permitted by applicable law, Supplier will cause such Personnel to submit to background investigations by Visa or its designee, including criminal history and providing evidence of the person's right to work in the particular location where the Relevant Services are being performed. Supplier will obtain written consents from such Personnel as may be necessary to conduct such investigations and provide these to Visa upon request.

(b) Supplier will ensure that such Personnel complete training on Visa's or its Affiliates' "key controls" and operational and security standards, as may be provided by Visa or its Affiliates, within thirty (30) days of being granted access to such systems and annually thereafter. Supplier will keep an updated list of those Personnel who have completed the training and provide Visa with this list upon request.

8. **Data Security.** Supplier will implement and maintain a comprehensive, written information security program that includes appropriate administrative, technical, physical, and organisational safeguards designed to (i) ensure the privacy, confidentiality and security of Personal Information, (ii) protect against any anticipated threats or hazards to the security and integrity of Personal Information and Visa Systems, and (iii) protect against unauthorized access to, or acquisition or use of, Personal Information and Visa Systems. Supplier's security program will include, and comply with, all measures identified in Schedule 6 (*Visa Standard Security Terms*), comply with applicable Privacy Laws, reflect industry best practices, and include any additional measures that are specified in the Agreement.

9. **Transfers of Personal Information**. Visa approves the Transfers described in the Agreement and/or in Annex 1 or 2 below. Supplier will not make other Transfers nor permit the Transfer of any Personal Information without the prior written consent of Visa ("Approved Transfer") or deemed consent as described in Section 10 (Sub-

processors). Supplier will notify Visa thirty (30) days prior to any proposed new Transfer, providing Visa with all information required to complete an assessment of the proposed Transfer under Privacy Laws. Visa will evaluate the proposed new Transfer and notify Supplier of any objections or additional legal requirements. Supplier will not undertake such Transfers until such objections or requirements have been addressed to Visa's reasonable satisfaction.

10. **Sub-processors.**

(a) Supplier will provide Visa with a list of all Sub-processors (the **"Sub-processor List"**) as at the date of the Agreement in the form set out in Annex 2 below, or on the website referenced in Annex 2. Visa authorizes Supplier to engage the Sub-Processors listed in Annex 2. Supplier will not authorize any additional Sub-processors to Process the Personal Information without Visa's prior consent as described in this Section. For each of its Sub-processors, Supplier will:

(i) Conduct adequate due diligence on the Sub-processor to ensure that it is capable of providing the level of protection for Personal Information as is required by this Agreement;

(ii) Enter into a written contract with the Sub-processor that includes terms equivalent to those contained in this Agreement (offering the same level of protection for Personal Information) and provides that the Sub-processor's right to Process Personal Information can be terminated by Supplier immediately on expiry or termination of the Agreement for whatever reason; and

(iii) Remain primarily liable to Visa and Visa's Affiliates for the acts, errors, and omissions of the Sub-processor, as if they were Supplier's own acts, errors, and omissions.

(b) Supplier will notify Visa thirty (30) days prior to any proposed addition of a new Sub-processor. Visa will evaluate proposed new Sub-processors and notify Supplier within thirty (30) days (i) if the addition is approved or (ii) of any objection. If Visa fails to respond within 30 days, the new Sub-processor will be deemed approved by Visa. Supplier will not allow such Sub-processor to access any Personal Information until the objection is addressed to Visa's reasonable satisfaction.

(c) Upon request, Supplier will provide Visa with a then-current copy of the Sub-processor List along with copies of the due diligence it conducted and its agreements with its Sub-processors (which may be redacted to remove confidential commercial information not relevant to compliance with these Terms).

11. **Third Party Requests for Personal Information**. If Supplier receives any subpoena, order, demand, warrant, or any other document requesting or purporting to compel the production of Personal Information (a "Third Party Request"), Supplier will (unless prohibited by law) promptly notify Visa. If the Third Party Request is not legally valid and binding, Supplier will not respond to it. If a Third Party Request is legally valid and binding, Supplier will use good faith efforts to provide Visa at least forty-eight (48) hours' notice prior to the required disclosure, so that Visa or its Affiliates may exercise any rights as it may have under applicable law to prevent or limit such disclosure. Notwithstanding the foregoing, Supplier will exercise commercially reasonable efforts to prevent and limit any such disclosure and to otherwise preserve the confidentiality of Personal Information. Supplier will also cooperate with Visa and Visa's Affiliates with respect to any action taken with respect to such Third Party Request, including to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to Personal Information. In all cases, Supplier will provide a copy to Visa of all Personal Information and any relevant information that it does so disclose unless prohibited by applicable law.

12. **Data Subjects Requests**. Supplier will promptly notify Visa of any Data Subject Requests by sending an email to privacy@visa.com. Unless otherwise agreed (such as for handling of requests contemplated by the Agreement), Visa or its Affiliates will handle Data Subject Requests, and Supplier will not disclose any Personal Information in response to any such requests, except to the extent Supplier is required to do so under applicable law. Supplier will reasonably assist Visa with Data Subject Requests as may be required to comply with applicable Privacy Laws. Should Supplier be legally obligated to respond to a Data Subject Request, it will also provide a copy to Visa of all Personal Information and any relevant information that it discloses.

13. **Data Protection Impact Assessments and Prior Consultation with Regulator**. As may be required by Privacy Laws, Supplier will reasonably assist Visa and Visa's Affiliates with any data protection impact assessments and prior consultations with regulators, in each case solely in relation to Processing of Personal Information by Supplier.

14. **Return, Deletion and Retention**. When Supplier ceases to perform under the Agreement (and at any other time, upon request), Supplier will either (i) purge, delete and destroy the Personal Information and/or (ii) at Visa's

request, return the Personal Information (and all media containing copies of the Personal Information). Electronic media containing Personal Information will be disposed of in a manner that renders the Personal Information unrecoverable. Upon request, Supplier will provide Visa with an officer's certificate to certify compliance with this provision. If Supplier is required by applicable law to retain any Personal Information, Supplier warrants that it will (i) ensure the continued confidentiality and security of the Personal Information, (ii) securely delete or destroy the Personal Information when the legal retention period has expired, and (iii) not actively Process the Personal Information other than as needed to comply with law.

15. **Accountability and Audits**. Upon request, Supplier will provide Visa with information reasonably needed to demonstrate compliance with the obligations in this Schedule and allow for (and contribute to) audits, including inspections conducted by Visa or another auditor under the instruction of Visa as may be required by the Privacy Laws. Supplier will also cooperate with any supervisory authority audit or investigation regarding its (or its Sub-processors) Processing of Personal Information.

    Visa and its Affiliates reserve the right from time to time to conduct detailed security and risk assessments ("**Assessments**") of Supplier which may include an onsite assessment by Visa (or its designated agent) to verify Supplier's compliance with this Schedule. Assessments will be conducted during normal business hours. Supplier agrees to reasonably cooperate with Visa or its Affiliate during any such Assessment. In the event that an Assessment reveals material gaps or weaknesses in Supplier's security program, Supplier agrees to work with Visa, in good faith and at Supplier's expense, to resolve the issues. Visa and its Affiliates will be entitled to suspend Supplier's Processing of Personal Information until such issues are resolved.

16. **Data Breaches**. Supplier will promptly and thoroughly investigate all allegations of unauthorised access to, use or disclosure of or alteration or destruction of the Personal Information. Supplier will notify Visa of any Data Breach in writing without undue delay, no later than twenty-four (24) hours after discovery of the Data Breach. This notification must be made via email to vsirt@visa.com. Supplier will provide Visa with all information about the Data Breach reasonably needed by Visa and its Affiliates to assess its incident response obligations and comply with applicable Privacy Laws, including (for example) the root cause of the breach, information about the affected individuals or Cardholder Data, and the possible consequences.

    (a) Except as required by Privacy Laws, Supplier will not make any notification or announcement about a Data Breach without Visa's prior written approval, including (without limitation) any notification to any relevant regulatory body or any announcement to affected individuals or the public. Notwithstanding this section, Visa understands that Supplier may notify other companies (such as other clients) that may also be impacted by the incident and may notify law enforcement if appropriate.

    (b) If the Data Breach results from either (i) the negligence or misconduct of Supplier or its Personnel (including any Sub-processor), or (ii) a failure of Supplier to comply with this Agreement (including this Schedule), Supplier will bear Visa's costs directly resulting from, or incurred in connection with resolving, the Data Breach, including (without limitation), conducting an investigation, engaging appropriate forensic analysis, notifying individuals, regulators and others as required to by law or the Payment Card Industry Data Security Standard, providing individuals with credit monitoring (or other appropriate remediation service), and responding to individual, regulator and media inquiries. The Parties agree that the foregoing shall be considered direct damages arising from such Data Breach.

    (c) For the avoidance of doubt, regardless of the responsibility for the Data Breach, Supplier will fully cooperate with Visa and its Affiliates in Visa's handling of the Data Breach and take all reasonable steps required by Visa to assist Visa to appropriately evaluate, contain, notify, and recover following a Data Breach.

17. **Third-Party Beneficiaries**. Supplier agrees that Visa's Affiliates and, where applicable, corporate customers, are intended third-party beneficiaries of these Visa Standard Privacy Terms. Without limiting the foregoing, the intended third-party beneficiaries will be entitled to enforce this Schedule directly, or Visa or its Affiliates may enforce it on behalf of the intended third-party beneficiaries. Notwithstanding the rights of these third-party beneficiaries, Supplier will be entitled to rely solely on Visa's instructions regarding the Processing of the Personal Information.

18. **Conflicts and Consideration**. This Schedule supersedes any conflicting provision of the Agreement related to the Processing of Personal Information. A violation of this Schedule will constitute a material breach of the Agreement.

19. **Term and Survival**. The obligations of Supplier under this Schedule will continue for so long as Supplier Processes Personal Information, even if all other agreements between Supplier and Visa have expired or have been terminated.

Annex 1: General Description of Processing

(Supplier: please fill out whether or not the GDPR or UK GDPR applies)

Visa Privacy and Security Contact: Chief Privacy Officer, privacy@visa.com

Supplier Privacy and Security Contacts:
Primary Privacy or Data Protection Contact: **Plan A DPO at legal@plana.earth**
Primary Security Contact: **CTO at oliver@plana.earth**
Data Protection Officer(s): **Sandra Kovacheva at legal@plana.earth**
Please indicate country or region.
Supplier's main place of business is Berlin, Germany; the DPO is registered with the German Data Protection authority. The current DPO works and resides in Paris, France. The CTO works and resides in Berlin, Germany

Categories of Personal Information: *Please describe the Personal Information that will be Processed under the Agreement.*
Supplier will only process contact information of Visa's relevant employee (name, email address) for the creation of credentials to allow authorised users to connect to the Managed Services platform and use Supplier carbon accounting SaaS solution.

The Personal Information include (leave blank if not applicable):

☒ European Personal Data ☐ Protected Health Information (subject to the US HIPAA Rules)

Personal Information subject to the Privacy Laws of:

☐ Argentina, ☐ Australia, ☐ Brazil, ☐ Canada, ☐ Israel

Categories of Sensitive Information (leave blank if not applicable): *Please indicate if the Personal Information will include any Sensitive Personal Information.*

☐ Government-issued identification numbers

☐ Online account access information, including usernames, passwords, and password recovery information

☐ Cardholder Data, PANs or other financial account numbers

☐ Health data, health insurance data, genetic information and biometric information

☐ Consumer reporting data, including employment background screening reports

☐ Data related to criminal convictions or offenses or allegations of crimes

☐ Special categories of data that reveal race or ethnicity, political opinions, religious or philosophical beliefs, trade union membership, health, or sex life or sexual orientation

☐ Other: ____

Categories of Data Subjects: *Please indicate the categories of Data Subjects to whom the Personal Information relates:*

☐ Consumers, website visitors	☐ Cardholders
☒ Employees, contractors, dependents/family	☐ Job applicants
☒ Visa commercial customers	☐ Prospective customers
☐ Merchants	☐ Professionals, trade show attendees,
☐ Suppliers	☐ Other ____________________

Description of Services: *Please provide a brief overview of the Service being provided, i.e., the nature of the Processing, and indicate the purposes for which the Personal Information will be Processed.*
Supplier provides a SaaS solution and related services for carbon accounting and management to Visa and Visa Clients. As described above, Supplier will only collect the user's name and email address for the creation of credentials to allow access to the platform. The data on the platform is else emissions-related, operational and aggregated and does not contain any Personal Information.

Physical Location(s) of the Personal Information: *Please provide the location(s) where Processing is carried out and where the Personal Information will be stored.*

EEA only.

Retention of Visa Personal Information: *Please indicate how long the Personal Information will be retained by Supplier and its Sub-processors (if any).*

☐ Personal Information will be deleted automatically upon termination of the Agreement

☒ Personal Information will be deleted upon termination of the Agreement if requested by Visa

☐ Personal Information will be retained after termination: please describe the data retention rules and controls that exist to prevent further Processing of the Personal Information by the Supplier and the Sub-processors (if any).

Other: ____

____

Frequency of Transfers: *If applicable, please describe the frequency of any Transfers, e.g., whether the Personal Information is Transferred on a one-off or continuous basis.*

☐ One-time

☐ Periodic

☒ Continuous

☐ Other: ____

Transfers of Personal Information:

European Personal Data subject to the GDPR, UK GDPR or Swiss DP Laws: For Transfers of European Personal Data to countries (or to territories or sectors within a country) or international organisations which do not benefit from an adequacy decision under the GDPR, UK GDPR or Swiss DP Laws (including those whose adequacy decision is revoked by the European Commission):

A. *Binding Corporate Rules*. If applicable, the Supplier will Transfer European Personal Data pursuant to its approved set of Binding Corporate Rules for Data Processors; OR

B. *Standard Contractual Clauses*. Where the Supplier does not have an approved set of Binding Corporate Rules for Data Processors, the EEA Standard Contractual Clauses shall apply as follows:

   i. Where the Transfer is made between Visa and Supplier and Visa acts as Controller, Module 2 of the EEA Standard Contractual Clauses is hereby incorporated into this Agreement by reference and:

      a. Clause 7 – *Docking clause* shall apply;

      b. Clause 9 – *Use of sub-processors* Option 2 shall apply and the "time period" shall be 30 days;

      c. Clause 11(a) – *Redress* the optional language shall not apply;

      d. Clause 13(a) – *Supervision*

      Where Visa is established in an EU Member State, the following shall apply: "*The supervisory authority with responsibility for ensuring compliance by the data exporter with Regulation (EU) 2016/679 as regards the data transfer, as indicated in Annex I.C, shall act as competent supervisory authority*".

      e. Clause 17 – *Governing law* Option 1 shall apply and the "Member State" shall be Ireland;

      f. Clause 18 – *Choice of forum and jurisdiction* the Member State shall be Ireland;

      g. Annex I – the data exporter is Visa and the data importer is Supplier (in each case as identified in this Agreement) and the processing operations are deemed to be those described above in this Annex 1 to this Schedule 5 (*Visa Standard Privacy Terms*).

      h. Annex I C. – Where Visa is established in an EU Member State, the competent supervisory authority is the Irish Data Protection Commission;

      i. Annex II – the technical and organisational security measures are those identified in the Visa Information Security Standards attached as Schedule 6 (*Visa Standard Security Terms*) to this Agreement; and

      j. Annex III – Supplier's sub-processors are those identified in Annex 2 to this Schedule (Sub-processor List).

   ii. Where the Transfer is made between Visa and Supplier and Visa acts as Processor, Module 3 of the EEA Standard Contractual Clauses is hereby incorporated into this Agreement by reference, and the options and Annex information described in (i.)(a.) to (i.)(j.) above shall apply *mutatis mutandis* to Module 3.

iii. Where the Transfer is made between Supplier and a Sub-processor, Supplier shall enter into Module 3 of the EEA Standard Contractual Clauses directly with the Sub-processor.

C. *Additional Protections*. The additional contractual protections set out in Annex 4 to this Schedule shall apply to Transfers of European Personal Data subject to the GDPR.

European Personal Data subject to the UK GDPR: For Transfers of European Personal Data to countries (or to territories or sectors within a country) or international organisations which do not benefit from an adequacy decision under the UK GDPR:

A. *Binding Corporate Rules*. If applicable, Supplier will Transfer European Personal Data pursuant to its approved set of UK Binding Corporate Rules for Data Processors; OR

B. *Standard Contractual Clauses*. Where the Supplier does not have an approved set of UK Binding Corporate Rules for Data Processors, the EEA Standard Contractual Clauses, with the modules, clauses and optional provisions described in the section of this Annex titled "European Personal Data subject to the GDPR, UK GDPR or Swiss DP Laws", shall be read in accordance with, and deemed amended by, the provisions of Part 2 (Mandatory Clauses) of the UK IDTA (together, the "**UK SCCs**"). For the purposes of Table 4 in Part 1 (Tables) of the UK IDTA, the parties select the "neither party" option. Otherwise, the Parties confirm that the information required for the purposes of Part 1 (Tables) of the UK IDTA is set out in Annexes 1, 2 and 3 to this Exhibit.

i. If there is any conflict or inconsistency between a term in the body of this Schedule, the Agreement and a term in the UK SCCs incorporated into this Agreement, the term in the UK SCCs shall take precedence; and

ii. Where the Transfer is made between Supplier and a Sub-processor, Visa hereby authorizes Supplier to enter into the UK SCCs with any approved Sub-processor for and on its behalf (or, where applicable, on behalf of the relevant Visa corporate customer acting as Controller).

C. *Additional Protections*. The additional contractual protections set out in Annex 4 to this Schedule shall apply to Transfers of European Personal Data subject to the UK GDPR.

Personal Information Subject to the Laws of Argentina: For Transfers of Personal Information subject to the laws of Argentina ("**Argentine Personal Information**") to jurisdictions that are not considered by Argentina to provide adequate data protection, the Contrato modelo de transferencia internacional de datos personales con motivo de prestación de servicios published by the Argentine National Office for the Protection of Personal Data ("**Argentine Model Clauses**") shall apply as follows:

A. Where the Transfer is made between Visa and Supplier, the Argentine Model Clauses shall apply with respect to any transfer of Argentine Personal Information from Visa (or the applicable Visa affiliate, or a corporate customer) to Supplier. The parties acknowledge and agree that:

i. The Argentine Model Clauses are hereby incorporated into the Agreement by reference;

ii. Visa (or the applicable Visa affiliate, or a corporate customer) will act as the "data exporter";

iii. Supplier will act as the "data importer"

iv. If there is any conflict or inconsistency between a term in the body of this Schedule, the Agreement and a term in the Argentine Model Clauses incorporated into this Agreement, the term in the Argentine Model Clauses shall take precedence; and

v. The information in this Annex 1 is incorporated into Appendix 1 of the Argentine Model Clauses.

B. Where the Transfer is made between Supplier and a Sub-processor, Visa hereby authorizes Supplier to enter into the Argentine Model Clauses with any approved Sub-processor for and on its behalf (or, where applicable, on behalf of the relevant Visa corporate customer).

Personal Information Subject to the Laws of Brazil: For Transfers of Personal Information subject to the laws of Brazil ("**Brazilian Personal Information**") to jurisdictions which do not benefit from an adequacy decision under the LGPD, the standard contractual clauses published by the Brazilian Data Protection Authority ("**Brazilian Model Clauses**") shall, once made available, apply as follows:

A. Where the Transfer is made between Visa and Supplier, the Brazilian Model Clauses shall apply with respect to any transfer of Brazilian Personal Information from Visa (or the applicable Visa affiliate, or a corporate customer) to Supplier. The parties acknowledge and agree that:

i. The Brazilian Model Clauses are hereby incorporated into the Agreement by reference;

ii. Visa (or the applicable Visa affiliate, or a corporate customer) will act as the "data exporter";

iii. Supplier will act as the "data importer"

iv. If there is any conflict or inconsistency between a term in the body of this Schedule, the Agreement and a term in the Brazilian Model Clauses incorporated into this Agreement, the term in the Brazilian Model Clauses shall take precedence; and

v. The information in this Annex 1 is incorporated into Appendices of the Brazilian Model Clauses, as appropriate.

B. Where the Transfer is made between Supplier and a Sub-processor, Visa hereby authorizes Supplier to enter into the Brazilian Model Clauses with any approved Sub-processor for and on its behalf (or, where applicable, on behalf of the relevant Visa corporate customer).

Annex 2: Sub-processor List

Sub-processor Legal Name	Address/Location of Processing	Description of the Services and/or Purposes for the Sub-processing	Contact Information	T&Cs
AWS	One Burlington Plaza, Burlington Road, Dublin 4, Dublin, Ireland	Running the SaaS solution. Plan A is cloud-based SaaS solution	https://aws.amazon.com/contact-us/	https://aws.amazon.com/service-terms/ https://aws.amazon.com/legal/aws-ip-license-terms/
Cloudflare	Rosental 7 80331 München	It is used to secure our website, APIs and application when connecting to internet	https://developers.cloudflare.com/support/troubleshooting/general-troubleshooting/contacting-cloudflare-support/	https://www.cloudflare.com/en-gb/website-terms/ https://www.cloudflare.com/en-gb/enterpriseterms/
Google Cloud Platform	Baldonnel Rd, Aungierstown, Dublin 22, D22 X602, Ireland	SSO identity provider Used for estimating distances between addresses for travel emissions calculation	dublin-datacenter@google.com	https://cloud.google.com/terms
Azure	One Microsoft Place, South County Business Park, Leopardstown, Dublin 18, D18 P521, Ireland	SSO identity provider	https://support.microsoft.com/en-us/topic/contact-microsoft-azure-support-2315e669-8b1f-493b-5fb1-d88a8736ffe4	https://azure.microsoft.com/en-us/support/legal/subscription-agreement/ https://www.microsoft.com/licensing/docs/view/Licensing-Use-Rights
Bugsnag	SmartBear Software Inc. 450 Artisan Way Somerville, MA 02145	Platform error monitoring and alerting	https://www.bugsnag.com/contact	https://smartbear.com/terms-of-use/ https://smartbear.com/legal/software-license-and-services-types/ https://smartbear.com/legal/data-processing-addendum/
Sentry	Functional Software, Inc., 45 Fremont Street, 8th Floor, San Francisco, CA 94105	Platform error monitoring and alerting	compliance@sentry.io	https://sentry.io/terms/
ConvertAPI	Lauksargio g. 111, 10105 Vilnius, Lithuania	Platform .pdf export	https://www.convertapi.com/support	https://www.convertapi.com/terms#:~:text=All%20ConvertAPI%20Accounts%20are%20non,or%20not%20authorized%20by%20you.
Mailgun	Mailgun Technologies, Inc., 112 E Pecan St #1135, San Antonio, TX 78205	Platform mail sending service	https://www.mailgun.com/contact/support/	https://www.mailgun.com/legal/terms/

New Relic	EEA locally stored in Frankfurt, Germany	Platform performance monitoring	+49 89 26200136 https://newrelic.com/about/contact-us	https://newrelic.com/termsandconditions/terms https://newrelic.com/termsandconditions/paid
Phrase	Václavské náměstí 2132/47 110 00 Praha 1 Czech Republic	Platform translation	https://phrase.com/general-inquiries/	https://phrase.com/terms/
Tableau	Salesforce Tower, 415 Mission Street, 3rd Floor, San Francisco, California, 94105,	Internal BI	customerservice@tableau.com	https://www.tableau.com/tos
Hotjar	Ireland, European Union (EU) Amazon Web Services infrastructure, eu-west-1 data centers	Internal BI	https://help.hotjar.com/hc/en-us/requests/new?ticket_form_id=360000390473	https://www.hotjar.com/legal/policies/terms-of-service/
Mixpanel	EU Residency (Netherlands)	Internal BI	support@mixpanel.com	https://mixpanel.com/legal/terms-of-use
Atlassian (JIRA, Confluence)	Ireland, European Union (EU) Amazon Web Services infrastructure, eu-west-1 data centers	Jira: issue tracking, bug tracking, project management tool Confluence: collaborative corporate wiki/ documentation tool	https://www.atlassian.com/company/contact	https://www.atlassian.com/legal/cloud-terms-of-service https://www.atlassian.com/legal/software-license-agreement https://www.atlassian.com/legal/data-processing-addendum
Slack	Amazon Web Services, US	Instant messaging	https://planaearth.slack.com/intl/en-gb/help/requests/new	https://slack.com/main-services-agreement
Hubspot	Amazon Web Services (AWS) in the United States East region or AWS in the Germany region. HubSpot supports regional data hosting. HubSpot has a new AWS environment in the European Union. HubSpot accounts are hosted in one of these data hosting locations, and customer data is processed and stored in that location. https://knowledge.hubspot.com/account/hubspot-cloud-infrastructure-and-data-hosting-frequently-asked-questions	Customer relationship management (CRM)	https://www.hubspot.com/company/contact	https://legal.hubspot.com/terms-of-service https://legal.hubspot.com/dpa

Miro	https://help.miro.com/hc/en-us/articles/6491838039570-EU-Data-Center-Residency	Digital visual collaboration platform	https://miro.com/contact/ hello@miro.com	https://miro.com/legal/terms-of-service/ https://miro.com/legal/customer-data-processing-addendum/
Figma	Figma, Inc. 760 Market St, Floor 10 San Francisco, CA 94102	Collaborative web application for interface design	support@figma.com	https://www.figma.com/tos/
Appcues	177 Huntington Ave Ste 1703, PMB 94414, Boston, MA 02115, United States	Product onboarding tool (design, deploy, test)	support@appcues.com	https://www.appcues.com/terms
Chargebee	AWS hosting location at Frankfurt, Germany.	Invoicing	support@chargebee.com	https://www.chargebee.com/company/terms/?ref=footer

Annex 3: CCPA Compliance Requirements
(Note that these terms are required by Section 7051 of the CCPA Regulations)

As used in this Addendum, the following terms have the meanings set forth in the California Consumer Privacy Act ("**CCPA**"): (1) Business Purpose; (2) Collect; (3) Commercial Purpose; (4) Sell and (5) Share.

In the event that Supplier Collects Personal Information subject to the CCPA pursuant to this Agreement, Supplier:

(a) Agrees that Visa is disclosing, and Supplier will only process, the Personal Information for the following Business Purposes (*describe each purpose specifically; add as many as needed*):

- ______________________________
- ______________________________

In addition, check the applicable Business Purposes below:

☐ Performing services on behalf of Visa, including maintaining or servicing accounts, providing customer service, processing, or fulfilling orders and transactions, verifying customer information, processing payments, providing financing, providing analytic services, providing storage, or providing similar services on behalf of Visa.

☐ Helping to ensure security and integrity to the extent the use of the consumer's personal information is reasonably necessary and proportionate for these purposes.

☐ Debugging to identify and repair errors that impair existing intended functionality.

☐ Short-term, transient use, including, but not limited to, non-personalised advertising shown as part of a consumer's current interaction with Visa, provided that the consumer's personal information is not disclosed to another third party and is not used to build a profile about the consumer or otherwise alter the consumer's experience outside the current interaction with Visa.

☐ Auditing related to counting ad impressions to unique visitors, verifying positioning and quality of ad impressions, and auditing compliance with this specification and other standards.

☐ Providing advertising and marketing services, except for cross-context behavioural advertising, to the consumer provided that, for the purpose of advertising and marketing, a service provider or contractor shall not combine the personal information of opted-out consumers that the service provider or contractor receives from, or on behalf of, Visa with personal information that the service provider or contractor receives from, or on behalf of, another person or persons or collects from its own interaction with consumers.

☐ Undertaking internal research for technological development and demonstration.

☐ Undertaking activities to verify or maintain the quality or safety of a service or device that is owned, manufactured, manufactured for, or controlled by Visa, and to improve, upgrade, or enhance the service or device that is owned, manufactured, manufactured for, or controlled by Visa.

(b) Will not, except to the extent necessary to comply with Supplier's legal obligations: (1) Sell or Share Personal Information; (2) retain, use or disclose Personal Information for any purpose, including a Commercial Purpose, other than the Business Purposes specified in subsection (a) of this Addendum; (3) retain, use, or disclose Personal Information outside the direct business relationship between the Parties hereunder; or (4) combine Personal Information processed under this Agreement with any other personal information, except as expressly allowed by the CCPA.

(c) Certifies that it understands the restrictions contained in this Addendum and will comply with them and agrees to notify Visa promptly and within any period required by law if it determines it can no longer meet its obligations under this paragraph or the CCPA.

(d) Agrees that Visa (1) is neither Selling nor Sharing the Personal Information Supplier Collects pursuant to the Agreement and (2) has received nothing of value in return for such Personal Information.

(e) Will notify Visa if it engages any other person to assist it in processing Personal Information under this Agreement, or if any other person engaged by the Supplier engages another person to assist in processing Personal Information for that Business Purpose, and the engagement shall be pursuant to a written contract binding the other person to observe all the requirements set forth in this Addendum.

(f) Will comply with all applicable sections of the CCPA and any regulations issued pursuant to the CCPA (**"CCPA Regulations"**) including, with respect to the Personal Information that it Collects pursuant to this Agreement, providing the same level of privacy protection as required of businesses by the CCPA and the CCPA Regulations.

(g) Will cooperate with Visa in responding to and complying with consumers' requests made pursuant to the CCPA.

(h) Will implement reasonable security procedures and practices appropriate to the nature of the Personal Information received from, or on behalf of, Visa to protect the Personal Information from unauthorised or illegal access, destruction, use, modification, or disclosure in accordance with Civil Code section 1798.81.5.

(i) Grants Visa the right to take reasonable and appropriate steps to ensure that Supplier uses the Personal Information that it Collected pursuant to this Agreement in a manner consistent with Visa's obligations under the CCPA and any CCPA regulations. Reasonable and appropriate steps may include ongoing manual reviews and automated scans of the service provider's system and regular internal or third-party assessments, audits, or other technical and operational testing at least once every 12 months.

(j) Agrees that Visa has the right, upon notice, to take reasonable and appropriate steps to stop and remediate unauthorised processing of Personal Information, without limitation or waiver to any rights it has under this Agreement. For example, Visa may require Supplier to provide documentation that verifies that they no longer retain or use the Personal Information of consumers that have made a valid request to delete.

Annex 4: Additional Protections for European Personal Data

The contractual protections set out in this Annex 4 shall apply only to Transfers of European Personal Data subject to either the GDPR and/or UK GDPR.

1. **Definitions.** For the purposes of this Annex 4 (Additional Protections for European Personal Data), the following capitalized terms have the meanings provided below. Capitalized terms not defined below shall have the meaning set forth in the Agreement.

   (a) "**Public Body**" means any local, regional, state, national or federal law enforcement authority, regulator, government department, agency or court in any Third Country.

   (b) "**Third Country**" means a country which is not a Member State of the EEA or the UK, and which does not benefit from an adequacy decision under Article 45 of the GDPR or UK GDPR (with respect to Transfers subject to the GDPR or UK GDPR respectively).

   (c) "**Third Party Request**" means any criminal, civil, or administrative subpoena, mandatory request, order, demand, warrant, or any other document requesting or purporting to compel the production of Visa Data, including but not limited to subpoenas, warrants and orders authorized under local, regional, state, national or and federal laws or regulations or any other laws applicable to the Supplier or its Affiliates in any Third Country.

2. The commitments given in this Annex 4 are in each case without prejudice to the commitments given by Supplier in the Agreement and in the EEA and UK Standard Contractual Clauses, as well as those under applicable Privacy Laws.

3. Supplier warrants that neither it nor its Affiliates have taken any steps to facilitate access to Visa Data (including systems on which Visa Data is Processed) by any Public Body, including, without limitation, by creating back-doors or similar programming that provide a mechanism for a Public Body to access Visa Data or changing its business processes with the express intention of facilitating access to Visa Data. Supplier certifies that neither it nor its Affiliates are subject to laws that would require it or its Affiliates to take any of the steps referred to this Section 3.

4. If Supplier or its Affiliates receive a Third Party Request, Supplier shall attempt to redirect the Public Body issuing such Third Party Request to request that Visa Data directly from Visa. If this is not possible, Supplier shall permit Visa to respond to the Third Party Request directly, unless Supplier is legally prohibited from doing so. Any disclosure made by Supplier or its Affiliates in response to a Third Party Request shall be made in compliance with Privacy Laws (including the GDPR and/or UK GDPR, as applicable) and the EEA and/or UK Standard Contractual Clauses (as applicable) to the greatest extent possible.

5. Supplier shall implement and maintain appropriate procedures for the assessment and handling of Third Party Requests, which shall be aligned to the requirements of Privacy Laws and this Schedule, and provide training on those procedures to its Personnel.

6. Supplier shall maintain accurate and up-to-date written records of all Third Party Requests. Upon request, Supplier agrees to provide Visa with a "transparency report" regarding all requests for access to Personal Information (whether Visa Data or otherwise) received from Public Bodies over a specified period. The report should not disclose the identity of any other client or customer of Supplier, but must detail the type of information requested and the legal power under which the request was made.

7. Supplier shall ensure that its Data Protection Officer has oversight of Supplier's approach to Transfers and is involved in determining the response to any Third Party Request for Visa Data.

8. Upon request, Supplier agrees to cooperate with and assist data subjects seeking to exercise their rights or obtain effective redress in a Third Country in relation to a Transfer.

Schedule 6 Visa Standard Security Terms

Supplier must maintain and enforce policies, standards and processes designed to secure the Visa Data. This document describes the minimum security measures that must be taken by Supplier. If any other agreement with Supplier requires additional security measures, Supplier will abide by the terms of any such agreement. For the avoidance of doubt, Supplier agrees that it will ensure its Personnel comply with these Visa Supplier Security Standards as if they were Supplier. The parties agree that reference to Visa under this Exhibit also refer to its affiliates.

Terms not defined herein have the meaning set forth in Schedule 5 (*Visa Standard Privacy Terms*).

Supplier represents, warrants, and covenants to Visa (including during the term of the Agreement and for any surviving periods thereof) that:

1. **Information Security Policies and Standards.** Supplier has implemented and documented appropriate administrative, technical and physical measures to protect Visa Data against accidental or unlawful destruction, alteration, and unauthorized access, disclosure or use. Supplier communicates these security requirements to all staff, subcontractors, suppliers, and agents who have access to Visa Data. Supplier regularly tests and monitors the effectiveness of its safeguards, controls, systems and procedures and conducts periodic risk assessments to identify reasonably foreseeable internal and external risks to the security, confidentiality and integrity of the Visa Data. Supplier updates its information security practices at least annually or whenever there is a material change in Supplier's business practices that may affect the security, confidentiality or integrity of Visa Data, provided that Supplier will not modify its information security practices in a manner that will weaken its controls.

   Upon request, Supplier will provide Visa with information about its security measures. Once per year, Supplier will also provide Visa with copies of any applicable Service Organizational Control (SOC) report(s) (based on the SSAE 16 or ISAE 3402 model) or any similar or successor report(s) ("Internal Control Reports"). Visa understands that the Supplier's security program information and Internal Control Reports contain confidential information of the Supplier, and Visa will not use or disclose the Internal Controls Reports other than to its auditors and advisors in connection with verifying Supplier's compliance with Visa's security and privacy program requirements.

2. **Physical Security.** Supplier maintains commercially reasonable security systems at all Supplier sites at which an information system that uses or houses Visa Data is located. Supplier reasonably restricts access to such Visa Data appropriately and has in place practices to prevent unauthorized individuals from gaining access to Visa Data.

3. **Organizational Security.**

   (a) Supplier maintains records specifying which media are used to store Visa Data.

   (b) When media are disposed of or reused, procedures prevent any subsequent retrieval of any Visa Data stored on them. When media are to leave the premises at which the files are located as a result of maintenance operations, procedures prevent undue retrieval of Visa Data stored on them.

   (c) Supplier has implemented security policies and procedures to classify data assets based on sensitivity, and to clarify security responsibilities and promote awareness for employees. For purposes of this classification, "Sensitive Information" includes (i) all government-issued identification numbers, (ii) PANs or other financial account numbers and all Cardholder Data; or (iii) information on race, religion, ethnicity, sex life or sexual orientation, health information, genetic or biometric information, biometric templates, political, religious or philosophical beliefs or opinions, trade union membership, background check information or judicial data such as criminal records (including alleged commission of an offense).

   (d) All security events and incidents are managed in accordance with appropriate incident response procedures.

   (e) Supplier encrypts, using industry-standard encryption tools, all Sensitive Information that Supplier: (i) transmits or sends wirelessly or across public networks; (ii) stores on laptops or storage media; and (iii) stores on portable devices, in each case, where technically feasible. Supplier will safeguard the security and confidentiality of all encryption keys associated with encrypted Sensitive Information.

(f) Supplier uses appropriate controls to ensure that (i) Visa Data cannot be read, copied, modified or deleted without authorization during electronic transmission, transport or storage and (ii) the target entities for any transfer of Visa Data by means of data transmission facilities can be established and verified.

(g) Supplier uses appropriate controls to ensure that Visa Data collected for different purposes can be processed separately.

4. **Network Security.** Supplier maintains network security using commercially-available equipment and industry-standard techniques, including firewalls, intrusion detection and prevention systems, access control lists and routing protocols.

5. **Access Control.**

(a) Supplier maintains appropriate access controls, including, but not limited to, restricting access to Visa Data to the minimum number of Supplier Personnel who require such access.

(b) Only authorized staff can grant, modify or revoke access to an information system that uses or houses Visa Data. Supplier maintains an audit trail to document whether and by whom Visa Data have been accessed, entered into, modified, transferred or removed from Processing, which is provided to Visa upon request.

(c) User administration procedures define user roles and their privileges and how access is granted, changed, and terminated; address appropriate segregation of duties; and define the logging/monitoring requirements and mechanisms.

(d) All employees and contractors of Supplier are assigned unique User IDs.

(e) Access rights are implemented adhering to the "least privilege" approach.

(f) Supplier implements commercially-reasonable physical and electronic security controls to create and protect passwords.

(g) Supplier has established systems to prevent Visa Data processing systems from being used accidentally or without authorization, such as through logical access controls.

6. **Virus and Malware Controls.** Supplier installs and maintains centrally-managed, industry-standard vulnerability management tools and processes, including anti-virus and malware protection software on its systems and has in place malware monitoring and system scanning to reduce all Services-related vulnerabilities and to protect Visa Data and the Services from the effects of such vulnerabilities.

7. **Vulnerability Assessment and Remediation**. Supplier will cooperate with Visa to assess and remediate vulnerabilities that could compromise Visa Data, Visa Systems, or critical functioning of the information technology infrastructure of Visa or its clients or customers or that impacts Supplier's external-facing, internal or partner environments or the products or services Supplier provides to Visa. Vulnerabilities are classified by Visa based on severity and risk. Remediation will be done at Supplier's expense following notification by Visa of matter requiring remediation based on the following schedule (the "Visa Remediation Timeline"):

(a) Critical priority matter(s) must be remediated within seven (7) calendar days;

(b) High priority matter(s) must be remediated within thirty (30) calendar day;

(c) Medium severity matter(s) must be remedied within sixty (60) calendar days;

(d) Low severity matter(s) must be remediated within ninety (90) calendar days; and

(e) Very low severity matter(s) must be remedied within one hundred eighty (180) calendar days.

Supplier will (a) actively monitor industry resources (e.g., www.cert.org, pertinent software vendor mailing lists and websites and information from subscriptions to automated notification services) for applicable security alerts and promptly notify Visa upon the discovery of a critical or high priority vulnerability in its external-facing, internal, subcontractor or partner environments used by Supplier to perform Services or house Visa Data or in the products or Services Supplier provides to Visa. Within seventy-two (72) hours of either (i) Supplier's discovery of such a vulnerability or (ii) receipt of a Visa inquiry about such a vulnerability, Supplier will provide Visa with a written plan to appropriately remediate the vulnerability. Supplier will also provide Visa with written confirmation as soon as the vulnerability has been remediated. For the avoidance of doubt, any identified vulnerability must be remediated by Supplier in accordance with the Visa Remediation Timeline at Supplier's expense.

8. **PCI DSS Compliance.** *If Supplier performs Services for Visa that include access to Cardholder Data:* Supplier will (i) be compliant with the Payment Card Industry Data Security Standard ("**PCI DSS**") and (ii) obtain both a PCI DSS Report of Compliance and PCI Attestation of Compliance ("**PCI Reports**"). If PCI DSS compliance is required, Supplier will, at its sole cost and expense (i) conduct or have conducted the audits required for PCI DSS certification; (ii) obtain PCI DSS compliance certification prior to storing, processing or transmitting Cardholder Data, (iii) maintain PCI DSS compliance for so long as Supplier stores, processes or transmits Cardholder Data, and (iv) remain at all times aware of changes to PCI DSS and implement such changes when required. More information about PCI DSS can be obtaiandards.org. At Visa's request, Supplier shall provide to Visa a copy of the PCI Reports.

9. **ISO 27002 Compliance**. "ISO 27002" means the Information Technology - Security Techniques - Code of Practice for information security management as established by the International Organization for Standardization. *If Supplier performs any Services that entail access to Visa Systems, include web development or hosting on behalf of Visa, or third parties doing business with Visa, or include development activities in a non-Visa environment:* Supplier shall, at its sole cost and expense, adhere to and demonstrate adherence to applicable ISO 27002 requirements or other international standards acceptable to Visa. If ISO 27002 compliance is required hereunder, Supplier will remain at all times aware of changes to ISO 27002, will implement such changes to remain in compliance, and will demonstrate its compliance upon request by Visa.

10. **Logging Requirements**. If Supplier provides applications and/or Services that are Visa branded or branded for a third party doing business with Visa, process Cardholder Data, or are developed specifically for Visa or a third party doing business with Visa: Supplier must be enrolled in the Visa Logging Program. Supplier shall make the following events available to Visa: (i) identification and authentication events (username and timestamps); (ii) source and destination IPs; (iii) actions performed (create, read, update, delete, escalation of privilege events, account changes); (iv) logging service status; (v) system level objects; (vi) administrator-level activities; (vii) access to PANs or Cardholder Data; and (viii) application specific data for intrusion detection standpoint (i.e. Path, URL, GET, POST etc). These events may be provided through either: (i) push-based method pursuant to which Supplier can push the logs to the Visa Logging Solution over HTTPS or Syslog, or (ii) pull-based method pursuant to which there is an API available from the Supplier to integrate with the Visa Logging Solution.

11. **Penetration Testing**. Upon request, Supplier will cooperate with Visa to conduct penetration tests ("**PenTests**") of applications and infrastructure or other systems used to Process Visa Data. The scope of the PenTest will be jointly defined by Visa's PenTest team and Supplier's subject matter experts. Application PenTests will be performed annually in a pre-production environment that mimics production. Infrastructure PenTested will be performed in production environment encompassing the production infrastructure following an industry-standard methodology.

(a) Upon Visa's request, Visa will perform all PenTests for applications owned by or developed exclusively for Visa or any third party with whom Visa does business and on any infrastructure that supports such applications. For all other applications or supporting infrastructure (including software-as-a-service), Supplier may decide to have the PenTest performed by Visa or by an industry-standard PenTest provider mutually-agreed upon by the Parties.

(b) If a PenTest provider conducts the PenTest, Supplier shall provide Visa with an unaltered copy of the attestation report for Visa's review within fourteen (14) days of the PenTest's conclusion. Such PenTest report or attestation will highlight the scope, methodology, results, finding summary, status of the findings and an outline of Supplier's remediation timeline and policies;

(c) If Visa will perform the PenTest, Supplier hereby authorizes Visa to perform the PenTest on the systems and Services that Supplier owns or manages (collectively the "Tested Systems"). Supplier certifies that it owns or has the exclusive right to and use of the Tested Systems and that Supplier has notified appropriate Personnel within its organization and any third parties including without limitation any host master, systems administrator, technical manager, and security manager prior to commencement of the PenTest. Supplier acknowledges that a PenTest, including testing, assessing, scanning, or monitoring the Tested Systems, including implementation and deployment, may disclose or create problems in the operation of such Tested Systems. Supplier acknowledges and accepts the risks involved with the Tested Systems, which may include without limitation, down time, loss of connectivity or data, system crashes or performance degradation (collectively "Claims"). Visa shall not be liable for any such Claims. During the duration of the PenTest, Visa will not perform intentional denial of service (DoS) or social engineering testing.

(d) Any findings identified as a part of the PenTest will be remediated at Supplier's expense. For new applications or infrastructure supporting such applications, critical, high and, medium severity issues must be remediated prior to launch. For applications or their supporting infrastructure that are currently in production (i.e., already in use with Supplier's general customer base), any identified matter(s) shall be remediated in accordance with the Visa Remediation Timeline.

12. **Vendor Application Security Testing ("VAST").** *If Supplier provides applications that are Visa-branded or branded for a third party with whom Visa does business, store/process/transmit Sensitive Information, or has source code developed specifically for Visa or a third party with whom Visa does business:* the applications are subject to a source code review, and Supplier must participate in Vendor Application Security Testing (VAST) program. Supplier can meet Visa's VAST requirements by complying with one of the following options:

(a) Provide Visa with the source code, and the Visa Secure Systems Development Lifecycle ("SSDLC") team will perform source code review;

(b) Use its own internal source code scanning tools to perform static and dynamic code scanning and submit results via an alternate attestation document provided by the Visa VAST program; or

(c) Enrol in the Visa third-party VAST program ("Visa Secure Code Program"). As part of the Visa Secure Code Program, Visa utilizes a third-party vendor to conduct the secure coding activities ("Code Scans"). Visa will, at its cost, provide Supplier with static code scanning licenses so that Supplier may perform Code Scans during the Development Lifecycle. In addition, Vendor will act as an intermediary between the Supplier and Visa SSDLC team to ensure clear communication of Code Scan results to Visa. (If Supplier elects to participate in the Visa Secure Code Program, Supplier will be required to provide documentation regarding its development environment and the application, including security configuration information, and to implement an agreed-upon security test plan.)

(d) Supplier must remediate any VAST program findings in accordance with the Visa Remediation Timeline.

13. **Vulnerability Management.** Internet-facing Visa (or third party with whom Visa does business) assets will be subject to Visa's Vulnerability Management program, including Web Application Vulnerability Management, Infrastructure Vulnerability Management, and/or Visa's Private Bug Bounty program (as such terms are commonly understood in the Information Security industry). *If Supplier physically hosts, supports or provides any Services for or on behalf of Visa or a third party with whom Visa does business that are partially or wholly maintained at Supplier facilities or other Supplier locations (e.g., its third-party hosting provider(s) facilities) ("**Hosted Services**")*, Supplier consents to ongoing Vulnerability Management by Visa (or its authorized agents) of Supplier's assets providing the Hosted Services, including ongoing, continuous vulnerability testing on live assets using Web Application Vulnerability Management, Infrastructure Vulnerability Management and/or Visa's Private Bug Bounty Program. Supplier will provide Visa with an accounting or list or ranges of IP addresses and application details (e.g., web application URLs, API and network entry points). With respect to automated vulnerability scanning, upon request, Visa will provide Supplier with a list or ranges of IP addresses from which automated vulnerability testing occurs. Supplier will whitelist the IP addresses provided to prevent issues with vulnerability testing and minimize the number of alerts and events triggered by Visa's testing. With respect to the Bug Bounty program, Visa has engaged a third party platform that helps Visa invite members of the platform to help Visa identify vulnerabilities based on URLs, Hostnames, and API endpoints provided. Visa will promptly advise Supplier of any vulnerabilities

identified. Supplier acknowledges that vulnerabilities reported by Visa are time-sensitive and must be remediated at its expense in accordance with the Visa Remediation Timeline.

14. **Business Continuity.** Supplier implements appropriate back-up and disaster recovery and business resumption plans to enable it to continue or resume providing Services (including restoring access to the Visa Data) in a timely manner after a disruptive event. These plans will include processes to enable recovery of any Visa Data that were modified or destroyed due to unauthorized access. Supplier will regularly test and monitor the effectiveness of its business continuity and disaster recovered plans. Upon request, Supplier will provide information about its business continuity and disaster recovery plans to Visa.

Schedule 7 Disaster Recovery and Business Continuity Requirements

1 General

1.1 Supplier shall develop, implement, maintain at all times during the Term of this Agreement a business continuity and disaster recovery plan that ensures the continuous operation and, in the event of a disruption or interruption (each a **"Disruption"**), the recovery of all business functions needed to meet Supplier's obligations under this Agreement, all in accordance with this Schedule (**"BCDR Plan"**).

1.2 Supplier shall delivery to Visa a copy of the BCDR Plan promptly, but in any event prior to the provision of any Services and/or Deliverables under this Agreement. The BCDR Plan shall be certified and signed by Supplier's authorised officer and shall be less than twelve (12) months old when delivered to Visa.

2 Content

2.1 The BCDR Plan shall make provision for, without limitation:

(a) the actions and resources required to provide for the continuous operation, and, in the event of a Disruption, the recovery of the Agreement-required functions, including all Agreement-required systems, hardware, software and data that support these functions, within a recovery time sufficient to sustain contracted levels of service;

(b) Supplier's responsibility for backing up and otherwise protecting programs, data, and equipment and for maintaining current and sound business resumption and contingency plans including, without limitation, provisions for transferring accounts or activities to a third party, without penalty to Visa, in the event of Supplier's bankruptcy, business failure or business interruption.

2.2 To the extent that Visa raises issues or concerns regarding the BCDR Plan, Supplier shall use its best efforts to implement the necessary changes to rectify such issues or concerns to Visa's satisfaction.

3 Updates

3.1 Supplier shall update and resubmit the BCDR Plan to Visa promptly:

(a) following a change to (i) Supplier's required systems, recovery strategies, recovery resources or actions described in the BCDR Plan or (ii) the scope of Supplier's obligations under this Agreement; or

(b) after and in accordance with the changes required in Sections 6 (*Recovery Reporting*) and 8.2 are provided to and agreed with Visa,

but in any event no less frequently than once every twelve (12) months.

3.2 Supplier shall ensure that it has processes in place to ensure that changes to the infrastructure, services, or operations relevant to this Agreement and/or the BCDR Plan are promptly and adequately addressed in the BCDR Plan.

4 Resources

4.1 Supplier shall ensure that all resources either: (i) detailed in the BCDR Plan or (ii) required for Supplier to comply with its obligations under this Agreement, shall remain available in sufficient quantities.

5 Disaster Reporting

5.1 Supplier shall promptly, but in any event no later than two (2) hours after a Disruption, notify Visa of such Disruption, detailing: (i) the nature of the Disruption and (ii) the estimated time required to rectify the Disruption.

6 Recovery Reporting

6.1 Supplier shall, within ten (10) days of the rectification of any Disruption to an Agreement-required function, provide a complete report to Visa detailing: (i) a description of each Agreement-required function that was disrupted or interrupted; (ii) the actual time required for recovery and return to the Agreement required Service Levels; (iii) Agreement-required products or services that were not provided or only partially provided as a result of the Disruption; (iv) the specific corrective action taken; (v) the material effect, if any, on Visa; and (vi) and whether or not the BCDR Plan was adhered to and, if not, what changes shall be made, with Visa's consent (not to be unreasonably withheld), to the BCDR Plan.

7 Continuity

7.1 In the event of a Disruption, Supplier shall continue to comply with its obligations under this Agreement through alternative means until the Agreement-required functions are recovered.

8 Testing

8.1 Supplier shall, by application of an industry standard testing method, test the BCDR Plan each time it is updated (whether in accordance with Section 3 (*Updates*) above or otherwise), but in any event not less than once every twelve (12) months (each a **"BCDR Plan Test"**).

8.2 Promptly, but in any event no later than thirty (30) days after the completion of each BCDR Plan Test, Supplier shall produce and provide to Visa a BCDR Plan Test report, which shall include, without limitation: details of all errors, omissions, inaccuracies, and outdated information discovered in the BCDR Plan; details of the corrective action planned for these errors, omissions, inaccuracies, and outdated information; and a confirmation that corrective actions shall be taken, with Visa's consent (not to be unreasonably withheld), alongside the date by which such corrective actions shall be completed.

9 Visa Participation

9.1 Supplier shall promptly, but in any event not less than thirty (30) days in advance of any BCDR Plan Test requiring such participation, notify Visa whether a BCDR Plan Test requires its participation. Upon notification, Visa shall have the option to decide: (i) the nature and extent of its participation and (ii) whether it shall participate in the planning and scope of the BCDR Plan Test.

Schedule 8 Insurance Requirements

1. **Insurance**. Prior to the commencement of Services and at its own expense, Supplier shall procure the following insurance coverage. Thereafter, Supplier shall maintain all such coverage in effect during the Term. With respect to any coverage that is issued on a claims-made basis, the retroactive coverage date will be no later than the date Services begin. Further, such claims-made policies will be maintained or include extended claim reporting for a period of not less than two years following the expiration or termination of this Agreement or any Order, whichever is later. All such coverage will be issued by insurers properly licensed to do business in the jurisdictions in which the Services are performed. Each such insurer will be rated by A. M. Best Company as "A VIII" or better or otherwise acceptable to Visa. For the avoidance of doubt, none of the coverage under this Schedule 8 (*Insurance Requirements*) will serve to limit Supplier's indemnification obligations or other liability under this Agreement.

2. **Required Coverage**. The coverage required to be procured and maintained by Supplier under this Schedule 8 (*Insurance Requirements*) includes the following, together with any additional coverage that may be required under an Order:
   - 2.1 Professional Liability (Professional Indemnity) insurance including Technology Errors and Omissions, Privacy and Cyber-Risk (Network Security) Liability insurance, covering Losses resulting or arising from acts, errors or omissions in rendering Services in connection with the Agreement including acts, errors or omissions in rendering computer or information technology Services, copyright or trademark infringement, data damage/destruction/corruption, failure to protect privacy, unauthorised access, unauthorised use, virus transmission and denial of service from network securit failures and respond to claims on a worldwide basis with a minimum limit o [redacted] ach claim and annual aggregate; and
   - 2.2 The following coverage if Supp er per orms any erv ces ons e at any Visa or Visa Affiliate facility, then such other coverage, if any, as Supplier may be required to maintain pursuant to Applicable Law, and the following coverages: (A) Statutory Workers' Compensation, as required by Applicable Law; (B)Employers' Liability, with a minimum limit of [redacted] (C) Commercial General Liability, including Products Liability, Completed Operations Liability, Personal Injury, Advertising Injury and Contractual Liability, on an occurrence basis, with the following minimum limits for bodil in ur and roperty damage: [redacted] er occurrence, [redacted] nnual aggrega e an respon o c a ms on a wor w e basis; and (D ommerc a u omo e a , ncludin if a licable owned, leased, hired or non-owned vehicles with minimum limits of [redacted] per accident for bodily injury and property damage.

3. **Additional Requirements**. Supplier shall cause each applicable insurer to agree that Supplier's insurance is primary and that any insurance maintained by Visa is non-contributing.

4. **Certificates**. Prior to commencing Services, and thereafter upon the renewal or issuance of each insurance policy for Supplier's insurance coverage, Supplier shall furnish one or more certificates, satisfactory to Visa, evidencing that the coverage required by this Schedule 8 (*Insurance Requirements*) is in full force and effect in compliance with the provisions of this Schedule 8 (*Insurance Requirements*). Each such certificate shall state the names of the insurance carriers, relevant policy numbers, dates of expiration, and limits of coverage. Supplier shall endeavour to provide Visa with at least thirty days' prior written notice if any of the required coverages are cancelled. Supplier shall cause such certificates to be sent to the Visa address for contract administration set forth on the cover page to the Agreement, or such other address as may be specified by Visa from time to time.

5. **Subcontractor Coverage**. If Supplier subcontracts any Services in accordance with this Agreement, Supplier shall cause each applicable Subcontractor to procure and maintain appropriate insurance coverage. Supplier is ultimately responsible for its Subcontractors and for ensuring that appropriate insurance is maintained by its Subcontractors.

6. **Waiver of Subrogation**. Supplier agrees to waive any right of subrogation against Visa or the Indemnified Parties for any death or injury to Supplier's Personnel arising out of or in connection with Supplier's performance of the Services. Further, Supplier shall ensure that the Workers' Compensation/Employers' Liability insurers providing the coverage required under this Schedule 8 (*Insurance Requirements*) agree to waive any right of subrogation against Visa or the Indemnified Parties for any claims arising out of or in connection with Supplier's performance of the Services.

Schedule 9 TUPE Provisions

Intentionally Blank.

Schedule 10 Background Checks

1 General

1.1 Except as prohibited by Applicable Law, background checks completed in accordance with this Schedule shall be no less strict than the following:

Screening Element	Pass Criteria	Fail Criteria
Credit check (Covering a six-year period)	1. All residency, address and electoral roll information is checked and verified. 2. No adverse credit information is identified. 3. No adverse international credit information is identified. 4. No unsatisfied or undeclared CCJs or IVAs are identified. 5. No current Bankruptcies identified.	1. Not able to check and verify residency, address, and electoral information 2. Adverse credit information is identified. 3. Adverse international credit information is identified. 4. Declared CCJ – Unsatisfied (if it is over £1,000) 5. Undeclared CCJ – Unsatisfied 6. Declared IVA – Unsatisfied (if it is over £1,000) 7. Undeclared IVA – Satisfied or unsatisfied 8. Declared Bankruptcy – Current 9. Undeclared Bankruptcy – Current
Compliance Database	No records found.	Individual's name appears on the Compliance Database Checklist.
Identity Verification	Information provided matches screening agent's data sources.	Not possible to verify the individual's identity by matching personal information supplied by the individual against a comprehensive set of reliable data sources.
Employment History	1. Employment history matches details provided by individual. 2. If the previous employer has no record of the individual, then the individual should provide proof of previous employment i.e., original contract of employment, original payslips, or confirmation from their accountant if they were self-employed.	1. The previous employer has no record of the individual. 2. The employment history cannot be verified through alternative means (i.e., proof of employment). 3. Adverse Employment Reference: The individual was dismissed.
Criminal Records Search (Basic Disclosure)	No records found.	None. Unspent convictions shall be considered. Visa will consider the nature of the conviction and whether it renders the individual unsuitable for the role.

Schedule 11 Visa Client Requirements

1 Scope

1.1 These **"Visa Client Requirements"** apply to Suppliers and their Personnel if they provide Services or Deliverables that have an impact on a Visa Client or their cardholders or customers or that are provided directly to a Visa Client or their cardholders or customers.

2 Applicable Law

2.1 Supplier covenants it and its Personnel will comply with Applicable Law at all times during the performance under this Agreement by maintaining written compliance policies and procedures designed to ensure Supplier's and its Personnel's compliance with Applicable Law.

2.2 Supplier will train its Personnel to comply with and be aware of updates to Supplier's compliance policies and procedures and Applicable Law before its Personnel perform under this Agreement. Supplier shall ensure that all Supplier Personnel comply with all applicable personnel, facility, safety and security policies, rule and regulations and other instructions when performing work onsite at a Visa or Visa Client's facility.

2.3 Supplier shall conduct, or alternatively, allow Visa to conduct regular audits of Supplier's operations, compliance, and internal controls to ensure that Supplier's performance under this Agreement is in accordance with Applicable Law and Visa's Guidelines (**"Compliance Audits"**).

2.4 If Supplier conducts Compliance Audits, upon Visa's or, if applicable, a Visa Client's, request, Supplier will provide Compliance Audits reports. Supplier's and its Personnel's compliance with Applicable Law will include, but not be exclusive of, laws and regulations that Visa may provide to Supplier.

2.5 In the event that Supplier is contacted by a governmental authority, regulator, or agency with supervisory authority over the Supplier's compliance with Applicable Law in connection with performance under this Agreement, Supplier will immediately notify Visa and provide Visa with regular updates or as otherwise mutually agreed in writing.

3 Consumer Interactions

3.1 If Supplier or its Personnel will be interacting with Visa Client's customers or cardholders in the performance of this Agreement, Supplier will train and instruct its Personnel, who directly interact or communicate with any Visa Client customers or cardholders, to be aware of and comply with Applicable Law relevant to consumer interactions in the financial services industry, including "do not call" and "do not solicit" requests, and any guidelines, policies and procedures provided by Visa. Upon Visa's request, Supplier will provide to Visa, and if applicable, any Visa Clients, the programs, or materials it uses to train its Personnel in this regard. If Supplier makes material modifications to its training programs or materials related to consumer interactions in the financial services industry, Supplier shall give Visa notice of such modifications and a minimum of ten (10) Business Days to review to provide feedback before use. Supplier will modify its training programs and/or materials upon Visa's reasonable request. Supplier shall have systems and procedures for identifying, logging, categorising, and resolving customer or cardholder complaints against Visa. Supplier will provide reporting to Visa regarding such received complaints, and the resolution of each, no less frequently than monthly unless another time period is agreed in an Order.

4 Sales Practices

4.1 Supplier will design and maintain compensation programs to ensure that Supplier Personnel are not encouraged or incentivised to engage in inappropriate sales practices.

5 Visa Client Data

5.1 Supplier agrees to:

(a) obtain consent from each Visa Client before: (i) Supplier uses any Subcontractors, including the locations from which such Subcontractors will provide Services; (ii) any modifications to the use of Subcontractors; or (iii) off-shoring of the provision of Services of any Subcontractor;

(b) obtain consent from each Visa Client prior to the access, processing or transfer of Client Data and any movement of the Client Data off-shore; and

(c) regularly test its internal controls to ensure Personnel compliance with Applicable Law, and share the results of such tests with Visa, or allow Visa to conduct tests, to ensure that Supplier's controls are effective.

6 Visa Client Requests

6.1 Insofar as Visa receives a request from a Visa Client to provide a more bespoke iteration of the Services, Supplier shall work in good faith with Visa and the applicable Visa Client to determine whether such bespoke iterations can be accommodated. Visa and Supplier shall work together in good faith to negotiate any changes to the Services and, if agreed, reflect those in a variation to an applicable Order, or a new Order entirely.

Schedule 12 ESG Commitment

1 ESG Commitment

1.1 In recognition of Visa's commitment to improving environmental, social and governance issues in its supply chain, Supplier shall, as directed by Visa, comply with its obligations as set out in this Schedule.

2 ESG Benchmarking

2.1 Subject to Sections 2.2 and 3 (*ESG Certification*) of this Schedule, Supplier shall:

(a) promptly, but in any event no later than two (2) months from Effective Date, successfully register for the ESG Benchmarking Provider and commence ESG Benchmarking;

(b) promptly, in good faith and with a mind to obtaining an accurate ESG Score, complete ESG Benchmarking within six (6) months of the Effective Date (or other such timeframe as agreed between the Parties, both acting reasonably);

(c) having completed ESG Benchmarking and received its ESG Score, Supplier shall have either: (i) achieved the Minimum Acceptable ESG Score, or (ii) entered into an ESG Remediation Plan;

(d) during each ESG Review Cycle, if:

(i) during the previous ESG Review Cycle, Supplier achieved the Minimum Acceptable ESG Score, take all necessary steps (i) to improve its ESG Score and (ii) to ensure that its ESG Score shall not fall below the Minimum Acceptable ESG Score;

(ii) during the previous ESG Review Cycle, Supplier was required to or did enter into an ESG Remediation Plan, take all necessary steps (including but not limited to following the ESG Remediation Plan) to achieve the Minimum Acceptable ESG Score at the next ESG Benchmarking;

(iii) during the previous ESG Review Cycle, Supplier did not obtain an ESG Score, take all steps necessary, including those listed in this Section 2 (*ESG Benchmarking*), to obtain an ESG Score which shall not fall below the Minimum Acceptable ESG Score.

2.2 If Supplier uses or requests to use an Alternative ESG Benchmarking Provider, Visa may at its discretion, permit Supplier to use that Alternative ESG Benchmarking Provider provided that Supplier, at minimum:

(a) commits in writing to a programme of ESG improvement equivalent to or more rigorous than that provided by the ESG Benchmarking Provider; and

(b) provides, at regular intervals or promptly following a request by Visa (acting reasonably) and in form and substance satisfactory to Visa, all necessary evidence of its ESG Improvement provided by the Alternative ESG Benchmarking Provider,

in such circumstances and where applicable, any reference to "ESG Benchmarking Provider" in this Section 2 (*ESG Benchmarking*) (and the definitions relevant thereto) shall be interpreted as a reference to the Alternative ESG Benchmarking Provider.

3 ESG Certification

3.1 Supplier shall, by no later than six (6) months from the Effective Date, have obtained and provided to Visa a copy of its ESG Certificate.

3.2 Supplier shall maintain the certification evidenced by the ESG Certificate at all times during the Term of this Agreement.

4 Enforcement

4.1 Visa reserves the right, in its absolute discretion, to waive the entirety or part of Supplier's obligation to comply with this Schedule.

4.2 Any breach of this Schedule shall be deemed a material breach of this Agreement.

Schedule 13 Pricing Principles

1 Pricing and Discount

1.1 Pricing.

(a) Supplier shall at all times price in accordance with its pricing guide (**"Pricing Guide"**).

(b) The Parties acknowledge that changes in economic conditions, market factors, or unforeseen circumstances may necessitate adjustments to the Pricing Guide. Either Party may request an adjustment to the Pricing Guide by providing notice to the other. The Pricing Guide may not be adjusted upwards more than once every six (6) months. Upon receiving a notice of a proposed adjustment, the Parties shall engage in good faith negotiations to determine whether an adjustment is warranted and, if any, the appropriate adjustment amount. All adjustments shall be agreed in writing, and any adjustment agreed between the Parties in writing shall be an **"Adjustment"**.

(c) The Parties shall not agree an upward Adjustment for twelve (12) months from the Effective Date of this Agreement.

(d) For the avoidance of doubt, insofar as an upward Adjustment is agreed between the Parties, any such Adjustment shall not apply to: (i) any prices communicated by Visa to a Visa Client as part of ongoing negotiations for a Client Contract; (ii) any existing Orders; or (iii) indirectly to any existing Client Contracts, until termination or expiry thereof. The previously agreed Pricing Guide price shall continue in full force and effect for this time in relation to all such Orders and Client Contracts.

1.2 Discount.

(a) Visa shall be entitled to the Pricing Discount (defined below) on the Pricing Guide.

(b) As at the Effective Date of this Agreement, the **"Pricing Discount"** shall be [redacted]

(c) To the extent that an adjustment is proposed in accordance with Paragraph 1.1 (*Pricing*) immediately above, Visa shall be entitled to request an adjustment to the Pricing Discount, and the Parties shall engage in good faith negotiations to determine whether an adjustment to the Pricing Discount is warranted and the appropriate adjustment amount. All agreed adjustments shall be documented in writing.

1.3 Renewal and Upsell

(a) **Renewal.** In the event of a renewal of a relevant Client Contract, the Parties agree that the Pricing Discount shall apply to the renewal price for the remaining term of the relevant and now renewed Client Contract.

(b) **Upsell.** In the event of an upsell or broadening of the Services provided under or in relation to a Client Contract, the Parties agree that the Pricing Discount shall apply to the upsell price for the remaining term of the relevant and now upsold or broadened Client Contract.